UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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ProLogis

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Notice of 2006
Annual Meeting
and
Proxy Statement

4545 Airport Way
Denver, Colorado 80239

March 29, 2006
Dear Shareholder,
      You are cordially invited to attend the annual meeting of shareholders of ProLogis, which will take place on May 26, 2006, at our world headquarters in Denver, Colorado.
      Details of the business to be conducted at the meeting are set forth in the accompanying notice of annual meeting and proxy statement.
      Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. I urge you to promptly vote and authorize your proxy instructions by phone, via the Internet, or by completing, signing, dating, and returning your proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.
      On behalf of the Board of Trustees, I would like to express our appreciation for your continued interest in ProLogis.

Sincerely,

K. Dane Brooksher
Chairman of the Board

Every shareholder’s vote is important. Please complete, sign, date and return your proxy form, or authorize your proxy by
phone or via the Internet.

NOTICE OF 2006 ANNUAL MEETING
OF SHAREHOLDERS

10:30 a.m., May 26, 2006
ProLogis World Headquarters
4545 Airport Way
Denver, Colorado 80239
March 29, 2006
To our Shareholders:
The 2006 Annual Meeting of Shareholders of ProLogis, a Maryland real estate investment trust, will be held at ProLogis’s World Headquarters, 4545 Airport Way, Denver, Colorado 80239, on Friday, May 26, 2006, at 10:30 a.m. for the following purposes:
1.     To elect twelve trustees to serve until the 2007 annual meeting;
2.     To approve and adopt the 2006 Long-Term Incentive Plan;
3.     To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2006; and
4.     To consider any other matters that may properly come before the meeting.
Shareholders of record at the close of business on March 16, 2006, are entitled to notice of, and to vote at, the meeting and any adjournments.
For the Board of Trustees,
Edward S. Nekritz
Secretary

PROXY STATEMENT
ProLogis, 4545 Airport Way, Denver, Colorado 80239
This proxy statement is furnished in connection with the solicitation of proxies by ProLogis on behalf of the board of trustees for the 2006 annual meeting of shareholders. Distribution of this proxy statement and a proxy card to shareholders is scheduled to begin on or about March 29, 2006.
You can ensure that your shares are voted at the meeting by authorizing your proxy by phone, via the Internet, or by completing, signing, dating and returning the enclosed proxy or voting registration form in the envelope provided. You may still attend the meeting and vote despite authorizing your proxy by any of these methods. A shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy, by notifying the inspector of election in writing of such revocation or, if previous instructions were given by phone or via the Internet, by providing new instructions by the same means.

SUMMARY OF PROPOSALS SUBMITTED FOR VOTE
•      Proposal 1: Election of Trustees

Nominees: At the annual meeting you will elect twelve trustees to the board. The trustees will be elected to a one-year term and will hold office until the 2007 annual meeting and until their successors have been elected and have qualified.

Vote Required: You may vote for or withhold your vote from any of the trustee nominees. Assuming a quorum is present, the trustees receiving a majority of the votes cast in person or by proxy at the meeting will be elected. For this purpose, a majority of the votes cast means that the number of common shares that are cast and are voted “For” the election of a trustee must exceed the number of common shares that are withheld from his or her election.

•	Proposal 2: Approval of 2006 Long-Term Incentive Plan

2006 Long-Term Incentive Plan: At the annual meeting you will be asked to approve and adopt the 2006 Long-Term Incentive Plan.

Vote Required: You may vote for, vote against or abstain from voting on the approval and adoption of the 2006 Long-Term Incentive Plan. Assuming a quorum is present, the affirmative vote of a majority of the common shares voted at the meeting or by proxy, provided that the total votes cast represent at least a majority of the votes entitled to be cast, will be required to approve and adopt the 2006 Long-Term Incentive Plan.

•	Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm: At the annual meeting you will be asked to ratify the audit committee’s appointment of KPMG LLP as the company’s independent registered public accounting firm for 2006.

Vote Required: You may vote for, vote against, or abstain from voting on ratifying the appointment of the independent registered public accounting firm. Assuming a quorum is present, the affirmative vote of a majority of the common shares voted at the meeting or by proxy will be required to ratify the audit committee’s appointment of the independent registered public accounting firm.
Your board of trustees unanimously recommends that you vote FOR each of the proposals listed above.
The foregoing are only summaries of the proposals. You
should review the full discussion of each proposal in this
proxy statement before casting your vote.

ELECTION OF TRUSTEES	Proposal 1

•	Nominees
At the 2006 annual meeting, all twelve nominees are to be elected to hold office until the 2007 annual meeting and until their successors have been elected and have qualified. The twelve nominees for election at the 2006 annual meeting, all proposed by the board of trustees, are listed below with brief biographies. They are all now ProLogis trustees. We do not know of any reason why any nominee would be unable to serve as a trustee. If a nominee is unable to serve, however, proxies will be voted for the election of such other person as the board may recommend. Irving F. Lyons, III and Kenneth N. Stensby, after many years of outstanding service to the company, are not standing for re-election to the board of trustees at the 2006 annual meeting. In connection with the decision by Messrs. Lyons and Stensby not to stand for re-election, the size of the board will be decreased to 12 trustees effective immediately after the 2006 annual meeting.
      Under a recently adopted amendment to our bylaws, trustees in non-contested elections must receive a majority of affirmative votes cast for election. For this purpose, a majority of the votes cast means that the number of common shares that are cast and are voted “For” the election of a trustee must exceed the number of common shares that are withheld from his or her election. If a trustee fails to obtain a majority, he or she must tender his or her resignation to the board. The board, through a process managed by the board governance and nomination committee, will decide whether to accept the resignation no later than 90 days after it is received. The board will then explain its decision to accept or reject the tendered resignation in a Form 8-K which will be filed promptly.
      The board unanimously recommends that the shareholders vote FOR the election of each nominee.

K. Dane Brooksher. Trustee since October 1993

Mr. Brooksher, 67, has been Chairman of the Board of ProLogis since March 1999 and he was Chief Executive Officer of ProLogis from March 1999 to December 2004. From November 1993 to March 1999, he was Co-Chairman and Chief Operating Officer of ProLogis. Prior to joining ProLogis, Mr. Brooksher spent more than 32 years with KPMG Peat Marwick (now KPMG LLP), an independent public accounting firm. He is a Director of Pactiv Corporation, Qwest Communications International, Inc., CarrAmerica, and Cass Information Systems, Inc.

Stephen L. Feinberg. Trustee since January 1993

Mr. Feinberg, 61, has been Chairman of the Board and Chief Executive Officer of Dorsar Investment Co., a diversified holding company with interests in real estate and venture capital, since 1970. He is also a Director of Security Capital Preferred Growth and Continental Transmission Corporation.

George L. Fotiades. Trustee since December 2001

Mr. Fotiades, 52, is President and Chief Operating Officer of Cardinal Health, Inc., a provider of services supporting the health care industry. He was previously President and Chief Executive Officer of Life Sciences Products and Services, a unit of Cardinal Health, Inc. and has been with Cardinal Health or its predecessor in varying capacities since 1996.

Christine N. Garvey. Trustee since September 2005

Ms. Garvey, 60, has served as a consultant to Deutsche Bank AG since May 2004. From May 2001 to May 2004, Ms. Garvey served as Global Head of Corporate Real Estate Services at Deutsche Bank AG London. Ms. Garvey has been a member of the board of directors of Hilton Hotels Corporation since May 2005 and was a member of the board of Catellus Development Corporation (“Catellus”) from 1995 to September 2005 when it was merged with and into a subsidiary of ProLogis.

Donald P. Jacobs. Trustee since February 1996

Mr. Jacobs, 78, is the Gaylord Freeman Distinguished Professor of Banking and Dean Emeritus of the Kellogg School of Management and has been a member of the Kellogg faculty since 1957. He serves on the Board of Directors of CDW Corporation and Terex Corporation.

Walter C. Rakowich. Trustee since August 2004

Mr. Rakowich, 48, has been President and Chief Operating Officer of ProLogis since January 2005. Mr. Rakowich has been with ProLogis in varying capacities since 1994, and from 1998 to September 2005 he was a Managing Director and its Chief Financial Officer.

Nelson C. Rising. Trustee since September 2005

Mr. Rising, 64, was Chairman and Chief Executive Officer of Catellus from 2000 to 2005 and was President and Chief Executive Officer of Catellus from 1994 to 2000.

Jeffrey H. Schwartz. Trustee since August 2004

Mr. Schwartz, 46, has been Chief Executive Officer of ProLogis since January 2005 and has been with ProLogis in varying capacities since 1994. He was President of International Operations of ProLogis from March 2003 to December 2004 and President and Chief Operating Officer — Asia from March 2002 to December 2004. Mr. Schwartz was President and Chief Executive Officer of Vizional Technologies, Inc., previously an unconsolidated investee of ProLogis from September 2000 to February 2002.

D. Michael Steuert. Trustee since September 2003

Mr. Steuert, 57, has been Senior Vice President and Chief Financial Officer of Fluor Corporation, a publicly owned engineering and construction firm since 2001. He was Senior Vice President and Chief Financial Officer of Litton Industries Inc. from 1999 to 2001. Mr. Steuert is a Director of Weyerhaeuser Corporation.

J. André Teixeira. Trustee since February 1999

Mr. Teixeira, 53, is a founding partner and President of eemPOK, a management consulting firm in Belgium and, since 2001 he has been Chairman and Senior Partner with BBL Partners, a consulting and trading company in Moscow, Russia. He was a Vice President, Global Innovation and Development of InBev, formerly Interbrew, a publicly traded brewer in Belgium, from February 2003 to October 2004, and prior to that was with Coca-Cola in varying capacities between 1978 and 2001. Mr. Teixeira is a Director of ESKO, a world leader in packaging pre-production solutions of key product lines based in Belgium.

William D. Zollars. Trustee since June 2001

Mr. Zollars, 58, has been Chairman, President and Chief Executive Officer of YRC Worldwide Inc. (“YRC”) (formerly Yellow Roadway Corporation), a holding company specializing in the transportation of industrial, commercial and retail goods, since 1999 and has been with YRC in varying capacities since 1996. He is a Director of CIGNA Corporation and Cerner Corporation.

Andrea M. Zulberti. Trustee since May 2005

Ms. Zulberti, 54, retired in August 2003 as a Managing Director for Barclays Global Investors (“BGI”), one of the world’s leading investment management firms. Ms. Zulberti was with BGI in varying capacities since 1989 and was Head of Global Operations/ Global Chief Administrative Officer from 2000 until her retirement.

CORPORATE GOVERNANCE
ProLogis remains committed to furthering meaningful corporate governance practices and maintaining a business environment of uncompromising integrity. We continue enhancing these objectives through our governance policies and compliance with the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange (“NYSE”). Our board has formalized several policies, procedures and standards of corporate governance reflected in our governance guidelines. These governing principles, some of which we touch on below, can be viewed together with any future changes on the ProLogis website at www.prologis.com.
      Trustee Independence. We require that a majority of our board be independent under listing standards adopted by the NYSE. To determine whether a trustee is independent, the board must affirmatively determine that there is no direct or indirect material relationship between the company and the trustee. The board has determined that trustees Feinberg, Fotiades, Garvey, Jacobs, Stensby, Steuert, Teixeira, Zollars and Zulberti are independent. The board reached its decision after reviewing trustee questionnaires, considering transactions and relationships between each trustee or any member of his or her immediate family and the company, examining transactions and relationships between trustees or their affiliates and members of our senior management and their affiliates, and considering all other relevant facts and circumstances. The board has also determined that all members of the audit, management and development and compensation and board governance and nomination committees are independent in accordance with NYSE and Securities and Exchange Commission (“SEC”) rules and that all members of the audit committee are financially literate.
      Presiding Trustee. Our outside trustees, meaning those who are not officers or employees of ProLogis, meet in regular executive sessions without management being present. The chair of these executive sessions is the Chairman of the Board.
      Communicating with Trustees. You can communicate with any of the trustees, individually or as a group, by writing to them c/o Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239. All communications should prominently indicate on the outside of the envelope that they are intended for the full board, for outside trustees only, or for any particular group or member of the board. Each communication intended for the board and received by the secretary which is related to the operation of the company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. The outside trustees will be advised of any communications that were excluded through normal security procedures and they will be made available to any outside trustee who wishes to review them.
      Shareholder Recommended Nominees for Trustee. The board governance and nomination committee considers shareholder recommended nominees for trustees and screens all potential candidates in the same manner regardless of the source of the recommendation. Recommended nominees should be submitted to the committee following the same requirements as shareholder proposals generally and, like all proposals, must satisfy and will be subject to our bylaws and applicable rules and regulations. Submittals should also contain a brief biographical sketch of the candidate, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating person’s share ownership. The committee will consider shareholder recommendations for board candidates, which should be sent to the Board Governance and Nomination Committee, c/o Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239. For more information on procedures for submitting nominees, refer to shareholder nominations under Additional Information on page 33. The committee reviews its recommendations with the board, which in turn selects the final nominees. The committee may look at a variety of factors in identifying potential candidates and may request interviews or additional information as it deems necessary. There are no minimum qualifications that the committee believes must be met by a nominee. In the course of identifying and evaluating candidates, the committee will sometimes retain executive search firms to identify candidates for the board who are then screened following the same procedures as all other candidates. In addition to shareholder nominees, the committee will consider candidates recommended by trustees, officers, third party search firms, employees and others.
      Code of Ethics and Business Conduct. We have adopted a code of ethics and business conduct entitled A Commitment to Excellence and Integrity which can be viewed on the ProLogis website at www.prologis.com. In addition, copies of our code of ethics and business conduct can be obtained, free of charge, upon written request to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, Colorado 80239. Our code details the expected behavior of all employees in routinely applying our institutional and personal values of honesty, integrity and fairness to everything we do at ProLogis. The code outlines in great detail the key principles of ethical conduct expected of ProLogis employees, officers and trustees, including matters related to conflicts of interest, use of company resources, fair dealing and financial reporting and disclosure. The code also establishes formal procedures for reporting illegal or unethical behavior. In addition, it permits employees to report on a confidential or anonymous basis if desired, any concerns about the company’s accounting, internal accounting controls, or auditing matters to the ethics administrator by e-mail, in writing to a special address or to a toll-free telephone number. Any significant concerns are reported to the audit committee.

BOARD OF TRUSTEES AND COMMITTEES
Our board of trustees currently consists of fourteen trustees, nine of whom are independent under the requirements of the NYSE listing rules. The board held ten meetings during 2005 and all trustees attended 75% or more of the board meetings and meetings of the committees on which they served during the periods they served. Each trustee is expected to attend annual meetings of shareholders of the company absent cause, and all trustees attended the annual meeting last year. This year, we have three trustees proposed for nomination to the board of trustees who have not previously stood for election by the shareholders. Ms. Garvey and Mr. Rising were elected to the board in connection with the merger of Catellus with and into a subsidiary of ProLogis in September 2005. Ms. Zulberti was appointed by the board in May 2005 to fill a vacancy created by the resignation of a former trustee. Messrs. Lyons and Stensby will not stand for re-election to the board. Because Messrs. Lyons and Stensby are not standing for re-election, the size of the board will be decreased to 12 trustees effective immediately after the 2006 annual meeting.
      The four standing committees of the board are an audit committee, an investment committee, a management development and compensation committee, and a board governance and nomination committee.
      Audit Committee. The members of the audit committee are trustees Steuert, who chairs the committee, Fotiades, Garvey, Stensby, and Zulberti, each of whom is independent under the rules of the NYSE. This committee’s primary duties and responsibilities include: (1) selecting and overseeing our independent registered public accounting firm, and monitoring the quality and integrity of the accounting, auditing, and reporting practices of the company in general, (2) approving audit and non-audit services provided to the company, (3) monitoring our internal audit function, internal controls and disclosure controls, and (4) reviewing the adequacy of its charter on an annual basis. The board has determined that Mr. Steuert is qualified as an audit committee financial expert within the meaning of the SEC regulations. There were eight meetings of the committee in 2005 and its report appears on page 30. The audit committee’s responsibilities are stated more fully in its charter which was adopted by the board. The charter can be viewed, together with any future changes, on the ProLogis website at www.prologis.com.
      Investment Committee. The members of the investment committee are trustees Lyons, who chairs the committee, Feinberg, Stensby and Zollars. This committee is responsible for approving material acquisitions, dispositions and other investment decisions of the company between meetings of the full board. Any decisions made by the committee are reported to the full board at its next quarterly meeting. There were eight meetings of the committee in 2005.
      Management Development and Compensation Committee. The members of the management development and compensation committee are trustees Jacobs, who chairs the committee, Feinberg, and Zollars, each of whom is independent under the rules of the NYSE. The primary responsibilities of this committee, which we typically refer to as our compensation committee, are to: (1) review executive compensation and make recommendations to the board, (2) oversee and advise the board on compensation and benefits programs, succession planning and executive development, and (3) review the adequacy of its charter on an annual basis. There were six meetings of the committee in 2005 and its report appears on page 21. The committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on the ProLogis website at www.prologis.com.
      Board Governance and Nomination Committee. The members of the board governance and nomination committee are trustees Fotiades, who chairs the committee, Jacobs, and Teixeira, each of whom is independent under the rules of the NYSE. The primary responsibilities of this committee, which we typically refer to as our governance committee, are to: (1) review potential board nominees and give candidate recommendations to the board, (2) assess and make recommendations to the board on corporate governance matters and develop and recommend governance principles to the board, (3) assist with annual self-evaluations of the board and its committees and make recommendations to the board concerning committee appointments, and (4) review the adequacy of its charter on an annual basis. There were two meetings of the committee in 2005. The committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on the ProLogis website at www.prologis.com.

INFORMATION RELATING TO TRUSTEES, NOMINEES
AND EXECUTIVE OFFICERS
The following table shows the number of shares beneficially owned as of March 16, 2006, by each of our trustees, the persons who were the five most highly paid executive officers as of the end of 2005 and one other officer who resigned in 2005, each person known to us to be beneficial owners of five percent or more, in the aggregate, of our outstanding common shares, and our trustees and executive officers as a group.
Common Shares Beneficially Owned

Name (1)	Shares (2)	% of Total

The Vanguard Group, Inc.(3)	14,264,826	5.83%
100 Vanguard Blvd. Malvern, PA 19355
FMR Corp.(4)	13,459,066	5.50%
82 Devonshire Street Boston, MA 02109
Barclays Global Investors, NA(5)	12,522,135	5.12%
Murray House 1 Royal Mint Court London, EC3N 4HH
Dessa M. Bokides	0	*
K. Dane Brooksher(6)	1,806,902	*
Stephen L. Feinberg(7)	270,872	*
George L. Fotiades	27,598	*
Donald P. Jacobs(8)	54,711	*
Christine N. Garvey	28,675	*
Irving F. Lyons, III(9)	1,194,221	*
Steven K. Meyer	280,969	*
Walter C. Rakowich(10)	507,957	*
Nelson C. Rising(11)	224,499	*
Jeffrey H. Schwartz(12)	636,323	*
John W. Seiple, Jr.(13)	105,341	*
Kenneth N. Stensby	15,881	*
D. Michael Steuert	16,198	*
J. André Teixeira	37,515	*
Robert J. Watson(14)	334,381	*
William D. Zollars	19,234	*
Andrea M. Zulberti	10,682	*
All trustees and executive officers as a group (22 total) were 5,810,065, 2.38% of total.
(*) Less than 1%
(1) Unless otherwise indicated, the principal address is c/o ProLogis, 4545 Airport Way, Denver, Colorado 80239.
(2) This column includes shares that may be acquired within 60 days through the exercise of nonvoting options and conversion of restricted share units, and associated dividend equivalent units for each, as follows: Ms. Bokides (0/0); Mr. Brooksher (1,374,264/241,351); Mr. Lyons (523,502/95,539); Mr. Meyer (196,125/55,165); Mr. Rakowich (356,678/60,585); Mr. Schwartz (323,139/78,050); Mr. Seiple (0/0); and Mr. Watson (258,161/72,654). The foregoing were granted under the 1997 share plan and also include shares under our 401(k) plan and non-qualified savings plan. Also reflects shares that may be acquired within 60 days through the exercise of options and associated dividend equivalent units, deferred share units and associated dividend equivalent units, and shares for deferred trustees fees, as follows: Mr. Brooksher (0/1,237/1,101); Mr. Feinberg (28,615/3,008/15,633); Mr. Fotiades (8,750/3,008/6,282); Mr. Jacobs (28,615/3,008/14,622); Ms. Garvey (10,000/0/321); Mr. Lyons (0/1,237/1,222); Mr. Rising (0/0/266); Mr. Stensby (0/3,008/12,854); Mr. Steuert (10,000/3,008/3,190); Mr. Teixeira (23,615/3,008/0); Mr. Zollars (8,750/3,008/7,476); Ms. Zulberti (10,000/0/682). The foregoing were granted under the outside trustee option plans discussed in detail below. Unless indicated otherwise, all interests are owned directly and the indicated person has sole voting and investment power.
(3) Information regarding beneficial ownership of common shares by The Vanguard Group, Inc. is included herein based on a Schedule 13G filed with the SEC on February 13, 2006. The Vanguard Group, Inc. has sole power to vote or to direct the vote with respect to 243,550 of the shares reported and has sole power to dispose of or the direct the disposition with respect to all of the shares reported. The Vanguard Group, Inc. has represented that the shares reported were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of ProLogis and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
(4) Information regarding beneficial ownership of common shares by FMR Corp. is included herein based on a Schedule 13G filed with the SEC on February 14, 2006. FMR Corp. has sole power to vote or to direct the vote with respect to 1,302,592 of the shares reported and has sole power to dispose of or the direct the disposition with respect to all of the shares reported. FMR Corp. has represented that the shares reported were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of ProLogis and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
(5) Information regarding beneficial ownership of common shares by Barclays Global Investors, NA is included herein based on a Schedule 13G filed with the SEC on January 26, 2006. Barclays Global Investors, NA has sole power to vote or to direct the vote with respect to 11,459,535 of the shares reported and has sole power to dispose of or the direct the disposition with respect to all of the shares reported. Barclays Global Investors, NA has represented that the shares reported were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of ProLogis and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
(6) Includes 1,724 shares held by Mr. Brooksher’s wife.
(7) Includes 70,000 shares owned by Dorsar Partners, LP, and 55,000 shares owned by Dorsar Investment Company, all of which Mr. Feinberg may be deemed to share voting and dispositive power. Includes 26,000 shares in two trusts, one in which Mr. Feinberg is a beneficiary and the other, in which he is trustee, a relative is the beneficiary.
(8) Includes 300 shares held in trust for the benefit of Mr. Jacobs’s children.
(9) Includes 129,314 shares in a trust for Mr. Lyons’s family of which he is trustee and beneficiary and 418 shares owned by his children. Also includes 436,471 shares which are issuable upon exchange of limited partnership units. The limited partnership interest is explained further below under the section titled “Certain Relationships and Related Transactions.”
(10) Includes 82,970 shares in a trust for Mr. Rakowich’s family of which he is a beneficiary, 872 shares owned by his children, and 504 shares in a trust in which Mr. Rakowich is trustee and for which he disclaims beneficial ownership.
(11) Includes 8,793 shares held by the Rising Family Foundation, a non-profit charitable foundation of which Mr. Rising and his wife are sole directors.
(12) Includes 128,265 shares which are issuable upon exchange of limited partnership units. The limited partnership interest is explained further below under the section titled “Certain Relationships and Related Transactions.”
(13) Mr. Seiple resigned as President and Chief Executive Officer — North America of ProLogis effective August 4, 2005.
(14) Includes 866 shares held in trust for Mr. Watson’s family and 450 shares held by the estate of Mr. Watson’s late father.

•	Outside Trustee Compensation
      Annual Retainer and Meeting Fees. In addition to reimbursement of expenses incurred while attending board and committee meetings, outside trustees receive an annual retainer of $35,000, $1,000 for attendance at board meetings, $1,000 for attendance at their respective committee meetings (except for investment committee and earnings review calls with the audit committee), $5,000 for serving on the investment committee and $2,000 per committee for serving on the audit, compensation or governance committees. The chair of each committee except the investment committee receives an additional annual retainer of $1,000. The retainer and fees are paid in common shares quarterly based on the then current market price set by the ProLogis 1999 Dividend Reinvestment and Share Purchase Plan (“DRPP”). Unless payment is deferred by an outside trustee, the fees are paid into, and the common shares purchased remain in, the DRPP. The common shares cannot be transferred while the outside trustee remains a trustee. An outside trustee may elect to defer his or her retainer and fees for a minimum of two years. Trustees who are also members of management are not entitled to receive any trustees’ fees.
      Options. An independent trustee is granted an option award on the date of his or her initial election to the board. The board will determine the number of shares subject to the option award and the option price will equal the average of the highest and lowest sale prices of our shares on the NYSE on the date of grant. The option award is fully vested on the grant date and will expire ten years thereafter, subject to earlier termination in certain instances as set forth in the plan. Options were granted to trustees Garvey, Steuert, and Zulberti in 2005.
      Deferred Share Units. Each outside trustee may be granted deferred share units on such dates determined by the board. The units are credited with dividend equivalent units (“DEUs”) at the end of each year and those DEUs accumulate additional DEUs based on such dates determined by the board. All DEUs are paid as common shares at a rate of one share per DEU and vest using the same schedule as the underlying unit. They are calculated at the end of each year by taking our annual dividend, multiplying the number of shares underlying the associated grant, and dividing by the annual average share price. An outside trustee’s deferred share units and DEUs will be paid in the form of common shares when the outside trustee’s service terminates. On May 18, 2005, each outside trustee who was a trustee on such date was granted deferred share units totaling $50,000 based on our grant date closing price on the NYSE.
      Other Awards. Outside trustees may be granted other awards permitted under our 2006 Long-Term Incentive Plan (the “Plan”) in accordance with the terms of the Plan, as determined from time to time by the board. The Plan is described in greater detail below.
      Chairman of the Board and Vice Chairman. Mr. Brooksher and Mr. Lyons resigned from their management positions with the company in December 2004. Mr. Brooksher serves as Chairman of the Board and Mr. Lyons serves as Vice Chairman of the Board and chairman of the investment committee of the board.

In his role as Chairman of the Board, Mr. Brooksher serves as presiding trustee, and served on the European and Asian advisory boards for the company. In addition to the trustee fees described above, in 2005 Mr. Brooksher received $300,000 in cash, paid in equal quarterly installments. Mr. Brooksher will receive the same compensation and perform the same duties in 2006. In 2005, Mr. Brooksher was also paid a bonus of $140,000 for his performance on behalf of the company and $247,900 on his restricted share award given in 2000, which amount is equal to our quarterly dividend multiplied by the outstanding restricted share units on the relevant record dates. In his role as Vice Chairman of the Board and chairman of the investment committee of the board, Mr. Lyons among other things, reviewed and approved for submission to the board investment committee all investments which required its approval and held discussions with senior management on investment strategy, development and market exposure. In addition to the trustees fees described above, in 2005 Mr. Lyons received $250,000 in cash, paid in equal quarterly installments. In 2005, Messrs. Brooksher and Lyons were provided office space, administrative assistance, computer and e-mail accessibility, cellular phone, travel assistance, reimbursement for business expenses, and similar support and Mr. Brooksher will receive the same in 2006.

•	Approval of 2006 Long-Term Incentive Plan Proposal 2
At the annual meeting, shareholders will be asked to approve and adopt the ProLogis 2006 Long-Term Incentive Plan (the “Plan”). The Plan was approved by the board on March 15, 2006. A summary of the material provisions of the Plan is set forth below and a complete copy is set forth in Appendix A.
      Subject to the approval of our shareholders at the annual meeting, the Plan will become effective as of the date of such approval (the “Effective Date”) and, if approved, will continue in effect until terminated by the board. No awards may be granted under the Plan after the ten-year anniversary of the board’s approval. Any awards that are outstanding after Plan termination, however, will remain subject to the terms of the Plan.
      Purpose. We have established the Plan to attract and retain employees and other persons providing services to us and our subsidiaries; to attract and retain as outside trustees the highly competent individuals upon whose judgment, initiative, leadership and continued efforts our success depends; to motivate participants, by means of appropriate incentives, to achieve long-range goals, to provide incentive compensation opportunities that are competitive with those of other corporations and real estate investment trusts; and to further identify participants’ interests with our other shareholders through compensation that is based on the value of our common shares, and thereby to promote our long-term financial interest, including the growth in value of our equity and enhancement of long-term shareholder return.
      We are proposing the Plan to further link overall executive compensation to the enhancement of long-term shareholder return and in rewarding our outside trustees for valuable service. We use equity-based compensation, such as options and other equity-based awards, as key elements of our executives’ compensation packages. Because we believe it is important for our employees and trustees, and the employees and directors of our subsidiaries, to have an equity interest in ProLogis, the board has approved the Plan, and is recommending it to shareholders for approval. Approval of the Plan will help achieve our goals and enable us to continue making equity awards to employees and trustees at competitive levels.
      Administration. The Plan is administered by a committee (the “Committee”) of two or more trustees (or a greater number if required for compliance with Rule 16b-3 issued under the Securities Exchange Act of 1934 (the “Exchange Act”)) who are “independent” for purposes of NYSE listing requirements. If an award is intended to constitute performance-based compensation (as described below), including options and SARs, the Committee will consist solely of two or more “outside directors” within the meaning of section 162(m) of the Internal Revenue Code and applicable regulations. In the case of awards to outside trustees, the Committee is the board. The Committee selects award recipients under the Plan (called “Participants”), the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. Subject to NYSE rules and applicable law, the Committee may delegate all or any portion of its responsibilities or powers under the Plan to persons selected by it. The board may, in its discretion, take any action under the Plan that would otherwise be the responsibility of the Committee.
      Shares Reserved. The shares with respect to which awards may be made under the Plan are (i) common shares currently authorized but unissued or, as permitted by applicable law, currently held or acquired by us as treasury shares, including common shares purchased in the open market or in private transactions. At the discretion of the Committee, an award under the Plan may be settled in cash rather than common shares. The closing price with respect to a common share on March 16, 2006, was $55.49 per share.
      The maximum number of common shares that may be delivered under the Plan is equal to the sum of (i) 5,750,000 common shares; plus (ii) any common shares that are available as of the Effective Date for issuance under our existing 1997 share plan and the 2000 trustee option plan (the “Prior Plans”); plus (iii) common shares that are subject to outstanding awards granted under the Prior Plans that expire or are forfeited, canceled or settled for cash after the Effective Date without delivery of common shares or which result in the forfeiture of the common shares to the extent that such common shares would have been added back to the reserve under the terms of the applicable Prior Plans. Any common shares covered by an award under the Plan that expires or is forfeited or terminated without issuance of common shares (including common shares that are attributable to awards that are settled in cash or used to satisfy the applicable tax withholding obligation) will again be available for awards under the Plan.

      The following additional limits apply to awards under the Plan: (i) no more than 5,750,000 common shares may be subject to ISOs granted under the Plan; (ii) the maximum number of common shares that may be covered by options and SARs granted to any one Participant in any one calendar year may not exceed 500,000 common shares; (iii) with respect to full value awards that are intended to be performance-based compensation, the maximum number of common shares that may be delivered pursuant to any such award granted to any one Participant during any calendar year, regardless of whether settlement of the award is to occur prior to, at the time of, or after the time of vesting, may not exceed 200,000 common shares; and (iv) in the case of cash incentive awards that are intended to be performance-based compensation, the maximum amount payable to any one Participant with respect to any performance period of twelve months (pro rated for performance periods of greater or lesser than 12 months) is $10,000,000. In the case of full value awards and cash incentive awards that are intended to be performance-based compensation, if the award is denominated in shares but an equivalent amount of cash is delivered (or vice versa), the foregoing limitations will be applied based on the methodology used by the Committee to convert common shares to cash (or vice versa). If delivery of cash or common shares is deferred until after the cash or common shares are earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the cash or common shares are earned will be disregarded.
      In the event of a corporate transaction involving ProLogis (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of common shares), the Committee may adjust awards to preserve the benefits or potential benefits of the awards. Action by the Committee may include: (i) adjustment of the number and kind of common shares which may be delivered under the Plan (including adjustments to the limitations described above); (ii) adjustment of the number and kind of common shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the Committee determines to be equitable, which may include, without limitation, (I) replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (II) cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of an option or SAR, the amount of such payment may be the excess of the value of the common shares subject to the option or SAR at the time of the transaction over the exercise price.
      Awards under the Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order or to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family).
      Eligibility. All employees and trustees of ProLogis or its subsidiaries are eligible to become Participants in the Plan, except that trustees may not be granted ISOs. As of March 16, 2006, ProLogis and its subsidiaries had approximately 1,055 employees.
      Types of Awards. The Plan provides for the grant of nonqualified share options (“NQOs”), incentive share options (“ISOs”), share appreciation rights (“SARs”), full value awards and cash incentive awards.

Options. The Committee may grant ISOs or NQOs to purchase common shares, at an exercise price that is no less than the fair market value of a common share on the date the option is granted. ISOs may only be granted to employees of ProLogis or its subsidiaries. Except for reductions approved by our shareholders or adjustment for business combinations, the exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to us as consideration for the grant of a replacement option with a lower exercise price.

Options will be exercisable in accordance with the terms established by the Committee provided that no option granted to an employee will be exercisable prior to the first anniversary of the grant date (subject to acceleration of exercisability and vesting, to the extent permitted by the Committee, in the event of the Participant’s death, disability, retirement or involuntary termination or a change in control (as defined below)). The full purchase price of each common share purchased upon the exercise of any option must be paid at the time of exercise of the option (except if the exercise price is payable through the use of cash equivalents, the exercise price may be paid as soon as practicable after exercise). Subject to applicable law, the purchase price of an option may be payable in cash or cash equivalents, common shares (valued at fair market value as of the day of exercise), or a combination thereof. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on the common shares acquired pursuant to the exercise of an option as the Committee determines to be desirable.

Except as provided by the Committee at the time of grant, an option will expire on the earliest to occur of the following (i) the tenth anniversary of the grant date, (ii) the one-year anniversary after the Participant’s employment or service terminates for death, disability (as defined in the Plan) or retirement (age 60 and 5 years of service for employees; age 60 and 5 years of service as a trustee for trustees), (iii) the three-month anniversary after the Participant’s employment or service terminates other than for retirement, death, disability or cause (as defined in the Plan), or (iv) the date the Participant’s employment or service terminates for cause.

SARs. An SAR entitles the Participant to receive the amount (in cash or common shares) by which the fair market value of a specified number of common shares on the exercise date exceeds an exercise price established by the Committee, which exercise price may not be less than the fair market value of the common shares at the time the SAR is granted. The Committee may grant an SAR independent of or in tandem with any option grant. The exercise price of a tandem option and SAR will be the same and a Participant will not be permitted to exercise both the tandem option and the tandem SAR. Generally, an SAR will be exercisable in accordance with the terms established by the Committee provided that no SAR granted to an employee will be exercisable prior to the first anniversary of the grant date (subject to acceleration of exercisability and vesting, to the extent permitted by the Committee, in the event of the Participant’s death, disability, retirement or involuntary termination or a change in control). The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on common shares acquired pursuant to the exercise of an SAR as the Committee determines to be desirable. The expiration date of an SAR is subject to the same provisions as an option, as discussed above.

Full Value Awards. A full value award is the grant of one or more common shares or a right to receive one or more common shares in the future, subject to one or more of the following as determined by the Committee:

•	The Committee may grant common shares in consideration of a Participant’s previously performed services or in return for the Participant surrendering other compensation that may be due.

•	The Committee may grant common shares that are contingent on the achievement of performance or other objectives during a specified period.

•	The Committee may grant common shares subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the Participant, or the achievement of performance or other objectives.

Any full value awards will be subject to such other conditions, restrictions and contingencies as the Committee determines. If the vesting of a full value award is conditioned on the completion of a specified period of service with ProLogis or the subsidiaries, without achievement of performance measures (as described below) or other performance objectives being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting will not be less than three years (subject, to the extent provided by the Committee, to pro rated vesting over the course of such three-year period and to accelerated vesting in the event of the Participant’s death, disability, retirement or involuntary termination or a change of control).

Cash Incentive Awards. A cash incentive award is the grant of a right to receive a payment of cash (or, in the discretion of the Committee, common shares having an equivalent value to the cash otherwise payable) that is contingent on achievement of the performance objectives over a period established by the Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies as determined by the Committee.

      Performance-Based Compensation. ProLogis will generally not be entitled to a U.S. income tax deduction for annual compensation in excess of $1 million paid to its chief executive officer and the four next most highly compensated officers. However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. It is expected that, in general, options and SARs granted under the Plan will satisfy the requirements for “performance-based compensation”. The Committee may designate whether any full value awards or cash incentive awards being granted to any Participant are intended to be “performance-based compensation” as that term is used in section 162(m) of the Internal Revenue Code. Any such awards designated as intended to be “performance-based compensation” will be conditioned on the achievement of one or more performance measures, to the extent required by Internal Revenue Code section 162(m). The performance measures that may be used for such awards will be based on any one or more of the following performance criteria as selected by the Committee: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items) or net earnings; (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return on total capital or return on invested capital), or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends); (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) share price or total shareholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xix) funds from operations (FFO) or funds available for distribution (FAD); (xx) economic value added (or an equivalent metric); (xxi) share price performance; (xxii) improvement in or attainment of expense levels or working capital levels; or (xxiii) any combination of, or a specified increase in, any of the foregoing.
      Where applicable, the performance targets may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of ProLogis, an affiliate of ProLogis, or a division or strategic business unit of ProLogis or may be applied to the performance of ProLogis relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Performance targets will be determined in accordance with generally accepted accounting principles and will be subject to certification by the Committee, provided that the Committee will have the authority to exclude, impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring events and the cumulative effects of tax or accounting principles and identified in financial statements, notes to financial statements, management’s discussion and analysis or other SEC filings.
      Change of Control. In the event that (a) a Participant’s employment or service, as applicable, is terminated by us, our successor or one of our affiliates that is the Participant’s employer for reasons other than cause (as defined in the Plan) within 24 months following a Change in Control, or (b) the Plan is terminated by us or our successor following a Change in Control without provision for the continuation of outstanding awards under the Plan, all options and related awards which have not otherwise expired will become immediately exercisable and all other awards will become fully vested. For purposes of the Plan, a “Change in Control” generally occurs on the first to occur of the following: (1) the consummation of a transaction, approved by our shareholders, to merge ProLogis into or consolidate ProLogis with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, provided, however, that a Change in Control will not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of ProLogis, the surviving corporation or corporation directly or indirectly controlling ProLogis or the surviving corporation, as the case may be, is held by the same persons (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of ProLogis immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of ProLogis may be a new holder of such beneficial ownership; (2) the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of ProLogis is acquired, other than from ProLogis, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar equity plan of ProLogis); or (3) at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by ProLogis’s shareholders, of each new trustee was approved by a vote of at least two-thirds of the trustees still in office at the time of such election or nomination who were trustees at the beginning of such period).
      Generally, a Participant’s employment or service will be deemed to be terminated by ProLogis or the successor to ProLogis if the Participant terminates employment or service after (I) a substantial adverse alteration in the nature of the Participant’s status or responsibilities from those in effect immediately prior to the Change in Control, or (II) a material reduction in the Participant’s annual base salary and target bonus, if any, or, in the case of a Participant who is an outside trustee, the Participant’s annual compensation, as in effect immediately prior to the Change in Control. If, upon a Change in Control, awards in other shares or securities are substituted for outstanding awards, and immediately following the Change in Control the Participant becomes employed (if the Participant was an employee immediately prior to the Change in Control) or a trustee or board member (if the Participant was an outside trustee immediately prior to the Change in Control) of the entity into which ProLogis merged, or the purchaser of substantially all of the assets of ProLogis, or a successor to such entity or purchaser, the Participant will not be treated as having terminated employment or service for these purposes until such time as the Participant terminates employment or service with the merged entity or purchaser (or successor), as applicable.
      Amendment and Termination. The board may, at any time, amend or terminate the Plan, and the board or the Committee may amend any award, provided that no amendment or termination may affect the rights of any Participant without the Participant’s written consent. Adjustments to the Plan and awards on account of business transactions (as described above) are not subject to the foregoing prohibition. The provisions of the Plan that prohibit repricing of options and SARs cannot be amended unless the amendment is approved by our shareholders. The Plan also permits the board to amend the Plan and any awards that are subject to section 409A of the Internal Revenue Code (relating to nonqualified deferred compensation) as it deems necessary to conform to section 409A.

United States Income Tax Considerations.
      IRS CIRCULAR 230 NOTICE: The following discussion is not intended or written by us to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. The discussion is written as part of the disclosure in this proxy, which is being used by us in connection with the promotion or marketing of the transactions addressed herein and each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
      Under present federal income tax laws, options granted under the Plan should have the following tax consequences:
      Nonqualified Share Options. The grant of an NQO will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the common shares acquired over the exercise price for those common shares, and ProLogis will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such common shares will be treated as capital gains and losses, with the basis in such common shares equal to the fair market value of the common shares at the time of exercise.
      The exercise of an NQO through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of common shares surrendered and the identical number of common shares received under the option. That number of common shares will take the same basis and, for capital gains purposes, the same holding period as the common shares that are given up. The value of the common shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the Participant at the time of the exercise. The excess common shares will have a new holding period for capital gain purposes and a basis equal to the value of such common shares determined at the time of exercise.
      Incentive Share Options. The grant of an ISO will not result in taxable income to the Participant. The exercise of an ISO will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of ProLogis or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Internal Revenue Code).
      The excess of the fair market value of the common shares at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the common shares acquired pursuant to the ISO exercise, the Participant will have a basis in those common shares equal to the fair market value of the common shares at the time of exercise.
      If the Participant does not sell or otherwise dispose of the common shares within two years from the date of the grant of the ISO or within one year after receiving the transfer of such common shares, then, upon disposition of such common shares, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain, and ProLogis will not be entitled to any deduction for Federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.
      If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income, and a corresponding deduction will be allowed to ProLogis, at the time of the disposition of the common shares, in an amount equal to the lesser of (i) the excess of the fair market value of the common shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the common shares over the exercise price. If the amount realized exceeds the value of the common shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the common shares.

      The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an NQO; that is, as a non-taxable, like-kind exchange as to the number of common shares given up and the identical number of common shares received under the option. That number of common shares will take the same basis and, for capital gain purposes, the same holding period as the common shares that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new common shares to receive ISO treatment. Common shares received in excess of the number of common shares given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess common shares received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the common shares received from the exchange, it will be treated as a disqualifying disposition of the common shares with the lowest basis.
      If the exercise price of an ISO is paid with common shares of stock of ProLogis acquired through a prior exercise of an ISO, gain will be realized on the common shares given up (and will be taxed as ordinary income) if those common shares have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the common shares received.
      The board unanimously recommends that the shareholders vote FOR the approval of the 2006 Long-Term Incentive Plan.

•	Certain Relationships and Related Transactions
Those familiar with our history will remember that we made significant strides in the company’s growth by acquiring two sizeable portfolios from entities in which Mr. Lyons and Mr. Schwartz, respectively, were principal officers. Their transactions were negotiated at arm’s length before either was affiliated with ProLogis. As a result of those transactions, Mr. Lyons owned an indirect 3.03% interest as of December 31, 2005 in ProLogis Limited Partnership-I (equal to 436,471 units) valued at $20,391,925 based on our December 31, 2005 closing price. Mr. Schwartz owned 5.01% of ProLogis Limited Partnership-III (equal to 78,678 units) valued at $3,675,836, and owned an indirect 1.02% interest in ProLogis Limited Partnership-IV (equal to 49,587 units) valued at $2,316,704, all based on our December 31, 2005 closing price.
      In 2003, ProLogis Limited Partnership-I refinanced a $26 million secured loan with Prudential Life Insurance Company. In connection with the refinancing, Mr. Lyons, through his indirect interest in the limited partnership, entered into a guaranty of the debt. Also in 2003, Mr. Schwartz guaranteed $235,000 of the debt of ProLogis Limited Partnership-III. The guaranties were neither required by nor did they affect the company, but were entered into for reasons personal to Mr. Lyons and Mr. Schwartz.
      Former executive officers and directors of Catellus who are current executive officers or trustees of ProLogis had interests in the Catellus merger that were different from, or in addition to, the interests of Catellus stockholders generally. Those interests are described below.
      Representation on ProLogis’s Board of Trustees. Pursuant to the merger agreement, Mr. Rising, the former Chairman of the Board and Chief Executive Officer of Catellus, and Ms. Garvey, a former member of Catellus’s board of directors, were appointed to ProLogis’s board of trustees as of the effective time of the merger.
      Employment Agreement with Mr. Rising. Catellus entered into an employment agreement with Mr. Rising which provided that, if Mr. Rising was constructively discharged or terminated without cause within 12 months after a change in control of Catellus (which included the completion of the Catellus merger), he would receive a lump sum payment equal to three times his average annual salary and bonus for the three full preceding calendar years. In addition, all of his Catellus stock options and all of his shares of Catellus restricted stock, restricted stock units and any other outstanding equity-based awards immediately vested. Mr. Rising was entitled to an accelerated credit of the supplemental retirement benefit annual credits to his account in Catellus’s

Deferred Compensation Plan, in an amount equal to the product of the annual credit amount (as defined in the employment agreement) and the number of years between January 1 of the year in which his termination occurs and January 1, 2008, subject to a maximum limit of an additional $3 million on the total amount of annual credits made to Mr. Rising’s account. In addition, Mr. Rising was entitled to payment of accrued but unpaid obligations, a pro-rata bonus at target for the fiscal year in which his employment terminates and all other amounts to which was then entitled under the Catellus employee benefit plans in which he participates. If Mr. Rising incurs an excise tax under Section 4999 of the Internal Revenue Code (relating to “excess parachute payments”) with respect to any payments he received from Catellus (including the payments attributable to the acceleration of the vesting of his equity-based awards) and if his “excess parachute payments” are at least 110% of the amount of the parachute payments that he could have received without being subject to any excise tax under Section 4999 of the Internal Revenue Code, Mr. Rising is entitled to a “gross-up” payment to make him whole for this excise tax and any income and employment taxes which apply to the gross-up payment. The cash amount of the severance payments paid to Mr. Rising under his employment agreement (excluding payments attributable to accelerated vesting of equity awards, accrued obligations and any applicable gross-up payments), was $10,836,575 of which $3,000,000 was deferred into the Catellus Development Deferred Compensation Plan.
      Memorandum of Understanding with Mr. Antenucci. Catellus entered into a memorandum of understanding with Ted R. Antenucci which provided that if Mr. Antenucci is terminated without cause or resigns for “good reason” within 12 months after a change in control of Catellus (which included the completion of the Catellus merger), he would receive a lump sum payment equal to three times his average annual salary and bonus for the three full preceding calendar years. In addition, all of Mr. Antenucci’s outstanding Catellus stock options and all of his shares of Catellus restricted stock, restricted stock units, and any other equity awards vested immediately. In addition, Mr. Antenucci was entitled to payment of accrued but unpaid obligations (including pro rata bonus) and all other amounts to which he was then entitled under the Catellus compensation plans in which he participated. Mr. Antenucci is also entitled to receive a gross-up payment for any excise tax liability under Section 4999 of the Internal Revenue Code (relating to “excess parachute payments”) that he may incur on the same terms and conditions as provided under Mr. Rising’s employment agreement. Mr. Antenucci was President of Catellus Commercial Development Corporation, a subsidiary of Catellus, and is now our President of Global Development.
      Under the terms of the merger agreement, provision was made for the payment to all Catellus employees entitled to receive a bonus, including Catellus’s executive officers who are now ProLogis executive officers or trustees, of a full-year bonus for 2005. Messrs. Rising and Antenucci received bonus payments of $1,555,053 and $787,500, respectively.

Equity Compensation Awards.
      Stock Options. The merger agreement provided that, as of the effective time of the merger, all vested and unvested Catellus stock options outstanding immediately prior to the effective time of the merger, including those held by Catellus’s directors and executive officers, were canceled, and each holder of a canceled option received a payment in an amount equal to (1) the total number of shares of Catellus common stock subject to the canceled options held by the owner multiplied by (2) the excess of $33.81 over the exercise price per share subject to the canceled option, less any applicable withholding taxes. The payment was made in the form of 65% ProLogis common shares and 35% cash.
      Restricted Stock. Each share of Catellus restricted stock outstanding immediately prior to the effective time of the merger, including those held by Catellus’s directors and executive officers, were canceled, and each holder of any such canceled restricted stock received $33.81 per canceled share, less any applicable withholding taxes, in the form of 65% ProLogis common shares and 35% cash.
      Restricted Stock Units. Each Catellus restricted stock unit (which includes all director stock units, director restricted stock units, performance units granted pursuant to Catellus’s Long-Term Incentive Plan, or LTIP, and all performance units granted under Catellus’s Transition Incentive Plan), including those held by Catellus’s directors and executive officers, outstanding immediately prior to the effective time of the merger were canceled, and each holder of any such canceled restricted stock unit received $33.81 per share subject to the canceled restricted stock unit, less any applicable withholding taxes, in the form of 65% ProLogis common shares and 35% cash.
      Summary of Equity Compensation Payments. Based on equity compensation holdings as of August 8, 2005, Messrs. Rising and Antenucci received the following payments with respect to shares of vested and unvested restricted stock, stock options and restricted stock units held by them, payable in the form of 65% ProLogis common shares and 35% cash:

	Unvested
	Restricted	Vested Stock	Unvested Stock	Vested Restricted	Unvested Restricted
	Stock	Options	Options	Stock Units(1)	Stock Units(1)

Nelson C. Rising	$—	$10,434,437	$—	$5,582,369	$11,496,173
Ted R. Antenucci	2,855,153	—	—	961,320	8,690,161

(1)	Where applicable, the TIP and LTIP amounts do not include dividend equivalents for the third quarter of 2005 that were paid on August 31, 2005.
      Indemnification; Directors’ and Officers’ Insurance. Under the merger agreement, ProLogis agreed to indemnify Catellus’s directors and officers to the same extent as they were previously indemnified by Catellus. ProLogis agreed that all rights to indemnification that exist in favor of, and all limitations of the personal liability of, Catellus’s directors and officers provided for in Catellus’s certificate of incorporation or bylaws, as then in effect, with respect to matters occurring prior to the effective time of the merger, including the merger, will continue in full force and effect from and after the effective time of the merger. Catellus agreed to purchase, prior to the effective time of the merger, an extended reporting period endorsement under Catellus’s existing directors’ and officers’ liability insurance coverage for a period of six years following the effective time of the merger with coverage on terms that are not materially less favorable on the whole to Catellus’s directors and officers as those provided by Catellus to these directors and officers.
      Change of Control Severance Plans. In connection with the merger, Catellus adopted a Change of Control Severance Plan and a Supplemental Change of Control Severance Plan. The Change of Control Severance Plans were intended to provide for continuity in the management and operations of Catellus and its employees in connection with a change in control of Catellus. Under the Change of Control Severance Plans, all full- and part-time (but not temporary) employees of Catellus and its affiliates who incurred a “qualifying termination” received a single cash lump sum payment equal to their monthly compensation amount (which included the monthly rate of base salary plus a specified bonus amount) multiplied by their years of service, subject to the minimum and maximum benefits and other exceptions described below. An eligible employee with fewer than two years of service received a minimum benefit equal to three times his or her monthly compensation amount. An eligible employee with two or more years of service received a minimum benefit equal to six times his or her monthly compensation amount. An eligible employee was entitled to benefits under only one of the Change of Control Severance Plans. The maximum benefit payable to an eligible employee was 24 times his or her monthly compensation amount. An eligible employee who (1) performed services for FOCIL Holdings LLC, or FOCIL, the purchaser of a significant portion of Catellus’s urban and residential development assets, or one of its affiliates while employed by Catellus or one of its affiliates and (2) began, within 90 days following his or her qualifying termination, to perform services for FOCIL or its affiliates as an employee of FOCIL or one of its affiliates or another entity performing services for FOCIL or its affiliates, was entitled to only one-half the severance benefit to which he or she otherwise would have been entitled.
      Under the Change of Control Severance Plans, the amounts that were otherwise payable to employees, including Messrs. Rising and Antenucci, were offset by any severance benefits payable to them under their respective employment agreement and memorandum of understanding with Catellus described above.

COMPENSATION COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Exchange Act that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.
      The compensation committee is responsible for recommending to the board the salaries and other compensation of certain executive officers of the company, including the chief executive officer. Each member of our compensation committee is an independent trustee under the NYSE listing requirements. The committee’s function is more fully described in its charter which has been approved by our board. The charter can be viewed, together with any future changes that may occur, on the ProLogis website at www.prologis.com.

•	Executive Compensation Philosophy
Our compensation philosophy is to reward superior executive performance and to attract and retain executives who will drive ProLogis’s success and industry leadership. We review and recommend all executive compensation policies, review the performance of senior executives, and evaluate the effectiveness of our executive compensation programs in hiring, motivating, and retaining key employees while creating long-term shareholder value. The programs are primarily designed to:

—	Provide executives with compensation balanced between cash and shares, with a significant portion of total compensation at risk, tied to performance of the company and the individual officer;
—	Align executives with shareholders by providing an equity stake in the company; and
—	Achieve these goals through salary and bonus, share options, restricted share units, and long-term performance awards.
      All share option grants and awards have been made under the ProLogis 1997 Long-Term Incentive Plan which the shareholders approved in 1997 and again in 2000 and 2002. Each component is discussed in greater detail below, as well as other steps used in rewarding, creating incentives for and retaining our key executives. Upon shareholder approval of the 2006 Long-Term Incentive Plan, share options and awards will then be made under the new plan.

•	Compensation Elements for Executive Officers
The basic elements of our compensation approach are:
      Salary and Bonus. Salary is paid for ongoing performance throughout the year and we generally pay at mid-market levels, as confirmed annually by our compensation consultant. Bonuses are paid in January for prior year performance and are based upon individually established performance goals and the performance of the company. Bonus awards have historically equaled an amount which achieves a targeted level of competitive total compensation consistent with performance.
      Options. We believe that share options are an effective incentive for executive officers and other key employees in performance and retention, and they promote a close identity of interests between the executives and the shareholders. The executive benefits only when the share price rises for all shareholders and the awards in general vest ratably over four years. Options have an exercise price equal to the average of the high and low price of our shares on the grant date. The size of share option grants was based on various factors relating to the responsibilities of the executive officers and their expected future contributions. Options cannot continue beyond the first of (i) ten years from the date they were granted, and (ii) up to one year after employment is terminated and services are no longer provided, the timing of which varies based on the reason for termination. DEUs have not been awarded with options after 2001. The number of share options granted to our six most highly paid officers are shown in the summary compensation table below.
      Performance Share Awards (PSAs). We periodically grant PSAs to some executives because, like options, we believe they promote a close identity of interests between executives and shareholders. PSAs are contingent target awards given before the annual performance period begins and are successfully earned over a defined time period only if certain criteria established by the committee are satisfied. We can award a greater or lesser number of PSAs if an executive exceeds or falls short of the established performance criteria. Each award is worth one common share and, if earned, has typically vested at the end of or two years after the performance period. Beginning with the 2005 grants, awards will vest at the end of the three-year performance period, as described on page 25 below. PSAs encourage continued service because unvested PSAs are forfeited if the executive leaves the company before restrictions have lapsed. The committee typically grants DEUs with the awards which in turn accumulate additional DEUs. The market value as of the date the PSAs were earned in the last three years to the six most highly paid executive officers is shown in the summary compensation table on page 23.
      Restricted Share Units (RSUs). We also grant RSUs to certain officers and other key employees. Each unit is worth one common share and the awards typically vest ratably over four years. The committee typically grants DEUs with the awards which in turn accumulate additional DEUs. As with PSAs, unvested RSUs are forfeited when an employee’s service with the company is terminated. The market value as of the grant date of RSUs awarded in the last three years is also shown in the summary compensation table on page 23.

•	How Executive Pay Levels are Determined
As an executive’s level of responsibility increases, a greater portion of total compensation is based on annual and long-term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual’s compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices as well as the position’s role and relative impact on business results consistent with ProLogis’s variable pay-for-performance philosophy.
      Executive compensation last year was determined after we assessed the nature and scope of the executive officers’ responsibilities, their effectiveness in enhancing the long-term interests of our shareholders, their success within applicable practice areas, and their demonstrated focus on promoting integrity within the company. We also retained an independent compensation consultant to assess our programs and ascertain their relative competitiveness against a comparison group of companies that are most likely to compete with us for the services of the executive officers (which group is not the same group of companies comprising our peer group for purposes of our performance graph). After analyzing the consultant’s findings, we have concluded that our compensation packages are generally competitive with market practices for most senior executives.

•	Basis for Chief Executive Officer Compensation
For 2005, we paid Mr. Schwartz a salary of $500,000 and a cash bonus of $660,000. We considered this level of pay and bonus appropriate for the following reasons: his performance in providing the vision and strategic direction of the company; completing the $5.3 billion merger with Catellus; growing annual fee income from property funds from $50.8 million in 2004 to $66.9 million in 2005 and our funds from operations from ProLogis property funds from $80.5 million in 2004 to $96.3 million in 2005; continuing to expand our presence in North America, Europe, and Asia; commencing development of a record $2.15 billion of new facilities; increasing our funds from operations by 11.5% to $2.71 per share; and increasing the dividend for a twelfth consecutive year. We also granted Mr. Schwartz 145,604 share options and 21,229 restricted share units, both of which vest in equal installments over four years and Mr. Schwartz earned 30,000 performance shares which vest on December 31, 2007.

•	Tax Deductibility under Section 162(m)
As noted above, the company’s compensation policy is largely based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to certain senior executives. We believe that the company should be able to continue to manage the executive compensation program for these officers so as to preserve the related federal income tax deductions, although individual exceptions may occur.
      The foregoing report on executive compensation for 2005 is provided by the following trustees, who constituted the management development and compensation committee at the end of 2005.

Donald P. Jacobs (Chair)
Stephen L. Feinberg
William D. Zollars

SUMMARY COMPENSATION TABLE
       The following table shows the compensation paid by us to our chief executive officer and the four other most highly paid executive officers during 2005 and one officer who resigned in 2005.

	Annual Compensation					Long-Term Compensation Awards
						Awards		Payout

						Restricted	Shares
					Other Annual	Share	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus		Compensation [1]	Awards [2]	Options [3]	Payout [4]	Compensation [5]
Jeffrey H. Schwartz	2005	$500,000	$660,000		$91,808	$2,366,070	145,604	$719,940	$7,835
Chief Executive Officer	2004	463,077	460,000		443,041	779,940	200,000	0	7,770
	2003	340,000	350,000		0	1,764,950	75,000	176,540	7,305
Walter C. Rakowich	2005	$450,000	$600,000		$0	$1,923,116	99,912	$719,940	$7,835
President and	2004	413,077	400,000		0	779,940	175,000	311,318	7,700
Chief Operating Officer	2003	340,000	300,000		0	1,540,320	75,000	277,420	13,547
Robert J. Watson	2005	$370,000	$408,000		$0	$1,000,672	45,294	$719,940	$7,835
North America President	2004	345,962	357,500		819,279	649,950	75,000	311,318	7,700
and Chief Operating Officer	2003	346,216	250,000		118,490	1,219,420	70,000	252,200	12,348
Dessa M. Bokides	2005	$129,808	$496,000	[6]	$157,244	$1,610,158	53,110	$0	$1,535
Chief Financial Officer	2004	0	0		0	0	0	0	0
	2003	0	0		0	0	0	0	0
Steven K. Meyer	2005	$295,944	$318,000		$499,116	$794,655	35,346	$281,160	$7,835
Europe President and	2004	285,109	275,000		215,744	433,300	60,000	123,984	7,700
Chief Operating Officer	2003	294,077	155,000		39,959	834,340	50,000	138,710	13,305
John W. Seiple, Jr.[7]	2005	$409,231	$350,000		$0	$0	0	$5,769,390	$53,989 [8]
	2004	388,077	357,500		0	779,940	90,000	311,318	7,700
	2003	340,000	300,000		0	1,492,185	75,000	277,420	13,547
1 Amounts in this column reflect incremental costs to the company for certain officers working abroad. Amounts reflect reimbursement of Mr. Schwartz for foreign tax payments made in 2004 and 2005 ($443,041 and $75,194) and taxable relocation and tax gross up on relocation in 2005 ($16,614), reimbursement of Mr. Watson for foreign tax payments made in 2003 and 2004 ($36,062 and $819,279) and payment of housing and car allowance to Mr. Watson in 2003 ($82,428), reimbursement of Mr. Meyer for housing and car allowance and tax gross up on each ($19,565) and for taxable relocation and tax gross up in 2003 ($20,394) and reimbursement for foreign tax payments made in 2004 and 2005 ($215,744 and $396,629) and housing and car allowance and tax gross up on each for 2005 ($102,487) and for Ms. Bokides ($157,244) taxable relocation and tax gross up on relocation in 2005.
2 This column shows the market value of the restricted share units on the date of grant and performance share awards on the date the awards are earned. Our closing price per share as of December 31, 2003 was $32.09, December 31, 2004 was $43.33, and December 31, 2005 was $46.72. The aggregate holdings and market value of the unvested restricted shares held as of December 31, 2005, by the individuals listed are: Mr. Schwartz (86,729 shares, $4,051,979); Mr. Rakowich (74,567 shares, $3,483,770); Mr. Watson (49,103 shares, $2,294,092); Ms. Bokides (36,098 shares, $1,686,499); Mr. Meyer (37,153 shares, $1,735,788) and Mr. Seiple (0 shares, $0). The “value” is calculated according to SEC rules assuming all shares are vested as of December 31, 2005, which in fact they have not. Performance awards vest two years after they are earned and restricted share units in general vest ratably over four years after they are granted. All awards and units are forfeited by the executive if employment terminates before vesting. Awards are granted under our 1997 share plan and earn DEUs.
3 Option grants in 2003, 2004 and 2005 do not receive DEUs. Options are granted under our 1997 share plan.
4 Represents performance share awards earned in 2000, 2001 and 2002 paid out in January 2003, January 2004, and January 2005, respectively, pursuant to our 1997 share plan. In addition, in 2005 Mr. Seiple was distributed 40,000 restricted share units granted in 1998, 30,000 restricted share units granted in 2003, a performance share award of 16,500 earned in 2003, a performance share award of 18,000 earned in 2004, and a performance share award of 18,000 earned in 2005 paid out on August 9, 2005 at a distribution price of $41.22 and a performance share award of 16,900 earned in 2002 paid out on January 3, 2005 at a distribution price of $42.60.
5 Amounts include contributions we made under the company 401(k) plan in 2005, 2004, and 2003 as follows: Mr. Schwartz $6,300, $6,150, $0; Mr. Rakowich $6,300, $6,150, $6,000; Mr. Watson $6,300, $6,150, $6,000; Ms. Bokides $0, $0, and $0; Mr. Meyer $6,300, $6,150, $6,000 and Mr. Seiple $6,300, $6,150, $6,000;. Also reflects the cost of term life and life insurance (approximately $1,535 per individual in 2005, $1,550 per individual in 2004, and $1,311 in 2003). And includes value and tax offset payment for grants of Macquarie ProLogis Trust stock in 2003 as follows: Mr. Schwartz $5,994; Mr. Rakowich $6,236; Mr. Watson $5,037; Ms. Bokides $0; Mr. Meyer $5,994 and Mr. Seiple $6,236.
6 Includes a $125,000 signing bonus.

7 Mr. Seiple resigned as President and Chief Executive Officer — North America on August 4, 2005.
8 Includes $46,154 paid to Mr. Seiple for vacation time accrued as of his resignation date as President and Chief Executive Officer — North America on August 4, 2005.

SHARE OPTIONS GRANTED IN 2005

	Individual Grants				Grant Date Value

	# of Shares	% of Total
Name of	Underlying	Options Granted	Base Price	Expiration	Grant Date
Executive	Options Granted (1)	in Fiscal Year	Per Share	Date	Present Value (2)
Jeffrey H. Schwartz	145,604	12.92	$45.46	12/20/15	$1,090,152
Walter C. Rakowich	99,912	8.86	$45.46	12/20/15	$748,051
Robert J. Watson	45,294	4.02	$45.46	12/20/15	$339,121
Dessa M. Bokides	25,000	2.22	$43.565	09/22/15	$166,360
	28,110	2.49	$45.46	12/20/15	$210,462
Steven K. Meyer	35,346	3.14	$45.46	12/20/15	$264,639
John W. Seiple, Jr. (3)	0	0	$0	—	$0
(1) All options were granted pursuant to our 1997 share plan. Option exercise prices were at market price when granted. The options have a term of 10 years and vest over four years. DEUs were not given with the 2005 grants.
(2) The estimated hypothetical values are based on the Black-Scholes option pricing model in accordance with SEC rules. We used the following assumptions in estimating these values: weighted average option life, 5.9 years; risk-free rate of return, 4.33%; expected volatility, 20.33%; and expected dividend yield, 3.92%.
(3) Mr. Seiple resigned as President and Chief Executive Officer — North America on August 4, 2005.

OPTION EXERCISES IN 2005 AND YEAR-END VALUES

			# Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
			Year-End		Year-End (1)
	# Shares
Name of	Acquired on	$ Value
Executive	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey H. Schwartz	0	$0	264,696	350,854	$5,760,448	$2,980,684
Walter C. Rakowich	0	$0	307,329	286,412	$6,727,884	$2,690,862
Robert J. Watson	59,804	$905,761	203,431	242,544	$4,940,095	$3,450,454
Dessa M. Bokides	0	$0	0	53,110	$0	$114,294
Steven K. Meyer	0	$0	189,642	111,596	$4,233,556	$1,130,592
John W. Seiple, Jr. (2)	383,829	$6,564,645	0	0	$0	$0
(1) Based on the December 31, 2005, closing price for the company’s common shares of $46.72 per share.
(2) Mr. Seiple resigned as President and Chief Executive Officer — North America on August 4, 2005.

CONTINGENT PERFORMANCE AWARDS FOR 2005

Awards Granted in 2005 for the Performance Period
Beginning January 1, 2006 and Ending December 31, 2008
	Number of Shares,	Performance or Other Period
Name	Units or Other Rights [1]	Until Maturation or Payout [1]
Jeffrey H. Schwartz	21,229	12/31/08
Walter C. Rakowich	14,567	12/31/08
Robert J. Watson	6,603	12/31/08
Dessa M. Bokides	4,098	12/31/08
Steven K. Meyer	5,153	12/31/08
John W. Seiple, Jr. [2]	0	0
1 All performance share awards were granted under our 1997 share plan. The 12/31/08 date is when such awards may be earned and when they will be fully vested. Awards are earned based on ProLogis’s total three-year return measured against a defined subset of companies in the National Association of Real Estate Investment Trust’s published index. The compensation committee can award more or less than the target award if the company’s performance exceeds or falls short of the criteria. Awards are forfeited if the executive is not employed by the company at the time the award vests.
2 Mr. Seiple resigned as President and Chief Executive Officer — North America on August 4, 2005.

EQUITY COMPENSATION PLANS
       We have three equity compensation plans: (1) the ProLogis 1997 Long-Term Incentive Plan as amended and restated in 2002, referred to in the proxy statement as our 1997 share plan, (2) the Share Option Plan for Outside Trustees, as amended, (3) and the 2000 Share Option Plan for Outside Trustees, as amended and restated on May 18, 2004, referred to in the proxy statement as our 2000 trustee option plan. The 1997 share plan and the 2000 trustee option plan are our primary vehicles for awarding equity-based compensation to our executives and outside trustees. The total amounts under all three plans are identified in the following table as of December 31, 2005.

# of Securities Remaining
	# of Securities to be Issued	Weighted-Average Exercise	Available for Future Issuance
	Upon Exercise of	Price of Outstanding	Under Equity Compensation
	Outstanding Options,	Options, Warrants and	Plans (Excluding Securities
Plan Category	Warrants and Rights(a) [1]	Rights(b) [1]	Reflected in Column (a))(c) [1]
Equity compensation plans approved by security holders	11,646,113[2]	$29.19	2,610,010
Equity compensation plans not approved by security holders	N/A	N/A	N/A
1 Does not include 89,945 outstanding common shares that have been purchased by employees under the Employee Share Purchase Plan (“ESPP”) and 4,871,926 common shares that are reserved for future issuance under the ESPP, which was approved by the shareholders on May 17, 2001.
2 Includes DEUs issuable upon the exercise of options.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
Mr. Antenucci entered into an employment agreement with us commencing on September 15, 2005 and ending on December 31, 2007, with automatic one-year extensions of the term unless we or Mr. Antenucci give notice of non-renewal at least three months prior to the last day of the then-current term. Pursuant to the employment agreement, Mr. Antenucci serves as the President of Global Development for ProLogis and reports to our Chief Executive Officer. Under the employment agreement, Mr. Antenucci agreed to waive his rights under his memorandum of understanding with Catellus (except with respect to indemnification and tax gross-up payments). See “Certain Relationships and Related Transactions — Memorandum of Understanding with Mr. Antenucci.”
      During the term of his employment agreement while he is employed by us, Mr. Antenucci will:

•	receive an annual base salary of at least $525,000;

•	be eligible for an annual target bonus of up to $787,500, with the actual amount of the bonus earned based on the satisfaction of applicable performance targets;

•	participate in ProLogis’s employee benefit plans made available to similarly situated senior management employees; and

•	receive monthly allowances for car, health club and country club benefits.
      We also paid Mr. Antenucci a $3.8 million lump sum cash payment on September 15, 2005, the date the merger with Catellus was completed.
      The employment agreement provides that Mr. Antenucci will or may be granted the following equity-based awards under the ProLogis 1997 Long-Term Incentive Plan (the 2006 Long-Term Incentive Plan if approved by shareholders):

•	As of the effective time of the merger, Mr. Antenucci was granted a non-qualified share option with respect to 80,000 common shares and, for each 12-consecutive-month period during the term of the employment agreement beginning on the first anniversary of the effective time of the merger, he will be eligible for grants of non-qualified share options with respect to up to an additional 80,000 common shares. Generally, on each of the first through fourth anniversaries of the grant date, the non-qualified share options awarded to Mr. Antenucci pursuant to the employment agreement will vest and become exercisable with respect to 25% of the common shares subject to such options if Mr. Antenucci remains employed on the applicable vesting date. The non-qualified share options, however, will vest and become immediately exercisable if Mr. Antenucci’s employment with us is terminated on account of death or permanent disability (each as defined in the employment agreement). In addition, if Mr. Antenucci’s employment terminates prior to December 31, 2007, as a result of termination by us for cause (as defined in the employment agreement and as discussed in greater detail below) or as a result of his voluntary termination, then on such termination date all of his then-outstanding non-qualified share options will be forfeited.

•	As of the effective time of the merger, Mr. Antenucci was granted a performance share award with respect to 16,000 common shares. This award will vest on December 31, 2007, unless Mr. Antenucci’s employment with us is terminated prior to that date by us for cause or as a result of Mr. Antenucci’s voluntary termination, in which case the award will be forfeited.

•	For each year of the term of the agreement, Mr. Antenucci will be eligible for grants of performance share awards with respect to 16,000 common shares. Any such awards that are made to Mr. Antenucci will become earned based on the satisfaction of performance targets specified at the time of grant, and any earned common shares will become vested on the second annual anniversary of the date on which they are earned if he remains employed on the vesting date. If, however, Mr. Antenucci’s termination of employment occurs prior to December 31, 2007, as a result of termination by us for cause or as a result of Mr. Antenucci’s voluntary termination, all then-outstanding performance share awards will be forfeited.

      The foregoing equity-based awards may be forfeited prior to vesting if Mr. Antenucci’s employment terminates for certain reasons such as termination for cause or voluntary termination. If, following a change in control (as defined in the employment agreement), Mr. Antenucci’s employment is terminated by us for reasons other than for cause or if Mr. Antenucci terminates his employment for good reason (as defined in the employment agreement and as discussed in greater detail below), or if the ProLogis 1997 Long-Term Incentive Plan is terminated without provision for the continuation of outstanding non-qualified share options or performance share awards granted to Mr. Antenucci pursuant to the employment agreement, then the awards will become fully vested and/or exercisable.
      If Mr. Antenucci is terminated during the term of the employment agreement for any reason, he will be entitled to:

•	his salary for the period ending on the termination date;

•	payment of any earned target bonuses; and

•	payment for unused vacation days and other payments or benefits due under any ProLogis employee benefit plan or arrangement.
      However, if Mr. Antenucci’s termination occurs by reason of death, permanent disability, voluntary resignation or cause, we have no obligation to make payments for periods after the termination date.
      If Mr. Antenucci is terminated during the term of the employment agreement as a result of a constructive discharge or without cause, then Mr. Antenucci will be entitled to:

•	payment of his base salary for the period from the termination date through the end of the then current term of the employment agreement or, if later, the six-month anniversary of the termination date; and

•	continued coverage under our employment benefit plans for the same period.
      All of the foregoing payments and benefits terminate on Mr. Antenucci’s death prior to the end of the severance period.
      For purposes of the employment agreement, “cause” means in the reasonable judgment of our board (1) the willful and continued failure by Mr. Antenucci to substantially perform his duties after written notification, (2) the willful engaging by Mr. Antenucci in conduct that is demonstrably injurious to us or any of our subsidiaries, monetarily or otherwise, or (3) the engaging by Mr. Antenucci in egregious misconduct involving serious moral turpitude. A “constructive discharge” under the employment agreement means the resignation for good reason by Mr. Antenucci after the failure by us to remedy (or the absence of any indication to remedy) the occurrence of a good reason. A “good reason” includes, among other things, the assignment of any duties inconsistent with Mr. Antenucci’s position and status as President — Global Development, a reduction in salary, a relocation outside of specified geographic areas or the failure of us to obtain a satisfactory agreement from any successor to assume and agree to perform the obligations under the employment agreement.
      Mr. Antenucci is required to keep confidential our proprietary information. In addition, Mr. Antenucci has agreed, during a “restricted period,” not to engage in, invest in or provide services to any business that is competitive (as defined in the employment agreement) with us or purchase any property that could reasonably be used to provide or develop a business that is competitive with us. For purposes of the employment agreement, the “restricted period” means the period during which Mr. Antenucci is employed by us and, if his termination occurs for cause prior to December 31, 2007, the period following the termination date and ending on

December 31, 2007. Mr. Antenucci also agreed not to solicit or employ any of our employees during any period in which he is employed by us and, if his termination occurs prior to December 31, 2008, for any reason, the period following such termination and ending on December 31, 2008.

•	Change in Control
Other than Mr. Antenucci’s employment agreement as described above, we do not have employment contracts with any of our executive officers. If a change in control occurs, however, both our 1997 share plan and outside trustee plans do provide that all options become immediately exercisable and restrictions on purchased shares lapse, subject to certain conditions. We also have agreements with 10 officers that if a change in control occurs, certain benefits will inure to those officers.
      The agreements provide that if within 24 months after a change in control occurs a covered officer is terminated without cause or resigns due to a material change in duties or the company’s failure to provide compensation or benefits in accordance with the agreement, then that officer is entitled to a lump-sum payment. Depending on the seniority of the officer, the payment ranges from base salary and target bonus to 3x that amount plus prorated amounts for the year of termination. The officers would also be entitled to receive medical and dental insurance for up to 36 months following termination depending upon the officer’s level of responsibility with the company and certain other benefits. A “change in control” is defined as the happening of any of the following:

•	The consummation of a transaction, approved by the shareholders of ProLogis, to merge ProLogis into or consolidate ProLogis with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, provided, however, that a change in control is not deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of ProLogis, the surviving corporation or corporation directly or indirectly controlling ProLogis or the surviving corporation, as the case may be, is held by the same persons (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of ProLogis immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of ProLogis may be a new holder of such beneficial ownership.

•	The “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of ProLogis is acquired, other than from ProLogis, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar stock plan of ProLogis).

•	At any time during any period of two consecutive years, individuals who at the beginning of such period were members of the board of trustees of ProLogis cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by ProLogis’s shareholders, of each new trustee was approved by a vote of at least two-thirds of the trustees still in office at the time of such election or nomination who were trustees at the beginning of such period).
      Under the agreements, Messrs. Schwartz, Rakowich, Watson, and Meyer would have been entitled to receive payments in the amount of $3,480,000, $3,150,000, $1,556,000, and $1,227,888, respectively, if their positions had been terminated on December 31, 2005, following a change in control.

•	Special Equity Agreements
We entered into special equity agreements with Mr. Brooksher in 2000 (amended in 2003 and 2005) and Mr. Lyons in 2003 (amended in 2005) whereby they agreed to continue employment through 2004 and we agreed to extend the expiration date of their options, existing and to be granted, under the 1997 share plan to no earlier than five years after their respective retirement, disability or death but no later than ten years from the grant date. We further agreed that any DEUs accumulating under any options would continue to accrue until five years after their respective retirement, disability or death. We also agreed with Mr. Lyons that, for purposes of our 1997 share plan, he would be treated as if he reached retirement age thereunder at the end of 2004. Under Mr. Brooksher’s agreement we also granted 167,500 RSUs, which will settle in equal installments from 2005 through 2008. Dividend equivalent payments will be paid in an amount equal to our quarterly dividend multiplied by the outstanding RSUs as of the applicable record date. The RSUs will be ultimately settled in common shares.
      Mr. Brooksher and Mr. Lyons also agreed that until December 2009 they would not serve on a board or be an officer or employee of any public industrial real estate investment trust or be employed or otherwise provide services to any of our competitors, if such services would be substantially similar to those they respectively provided to ProLogis during their final 24 months with the company. They also agreed that until December 2009 they would not directly or indirectly own an interest in any of our competitors other than up to 5% of the stock of any publicly traded company. Mr. Lyons’s interest in King & Lyons, L.P., however, is excluded from the above limitations as to specified properties it owns.

FIVE-YEAR PERFORMANCE GRAPH: 2001-2005
The chart below compares the five-year cumulative total return, assuming the reinvestment of dividends, on ProLogis common shares with that of the S&P 500 Index and the National Association of Real Estate Investment Trust, Inc. Equity Index. The graph assumes $100 was invested on December 31, 2000. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31, 2005, assuming the reinvestment of dividends. We caution that the share price performance shown below should not be considered indicative of future price performance.
CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on December 31, 2000 with dividends reinvested

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05

ProLogis	$100	$103	$128	$173	$243	$272
S&P© 500 Index	$100	$88	$69	$88	$98	$103
NAREIT Equity REIT Index	$100	$114	$118	$162	$213	$239
Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Exchange Act that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.
      The primary purpose of the audit committee is to assist the board of trustees in its general oversight of the company’s financial reporting process and to approve the selection of our independent registered public accounting firm. Since the appointment of Christine Garvey on September 22, 2005, and Andrea Zulberti on May 18, 2005, the committee is comprised of the five trustees named below. Each member of the committee is independent as defined by the SEC and NYSE listing standards. In addition, our board has determined that D. Michael Steuert is both independent and an audit committee financial expert as defined by SEC rules. Management is responsible for the company’s internal audit controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and the effectiveness of the company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The committee is responsible for overseeing the conduct of these activities. The committee’s function is more fully described in its charter which has been approved by our board. The charter can be viewed, together with any future changes that may occur, on the ProLogis website at www.prologis.com.
      We have reviewed and discussed the company’s audited financial statements for the fiscal year ended December 31, 2005, and unaudited financial statements for the quarters ended March 31, June 30, and September 30, 2005, with management and KPMG LLP, the company’s independent registered public accounting firm. We also reviewed and discussed management’s assessment of the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees) as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). KPMG LLP has provided to the company the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee has discussed with KPMG LLP its independence. The committee also concluded that KPMG LLP’s performance of non-audit services, as described in the next section, to ProLogis and its affiliates is compatible with KPMG LLP’s independence.
      Based on the considerations referred to above, the committee recommended to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for 2005 and that KPMG LLP be appointed the independent registered public accounting firm for the company for 2006. The foregoing report is provided by the following independent trustees, who constitute the committee.

D. Michael Steuert (Chair)
George L. Fotiades
Christine N. Garvey
Kenneth N. Stensby
Andrea M. Zulberti

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In addition to retaining KPMG LLP to audit our consolidated financial statements for 2005, we retained KPMG LLP to provide certain advisory services in 2005. In the course of KPMG LLP’s providing services on our behalf, we recognize the importance of KPMG LLP’s ability to maintain objectivity and independence in its audit of our financial statements and the importance of minimizing any relationships that could appear to impair that objectivity. To that end, the audit committee has adopted policies and procedures governing the pre-approval of audit and non-audit work performed by our independent registered public accounting firm. The independent registered public accounting firm is authorized to perform specified pre-approved services up to certain annual amounts which vary by the type of service provided. Individual engagements anticipated to exceed pre-established thresholds must be separately approved. All of the fees reflected in 2005 were either specifically pre-approved by the audit committee or pre-approved pursuant to the audit committee’s Audit and Non-Audit Services Pre-Approval Policy. The policies and procedures also detail certain services which the independent registered public accounting firm is prohibited from providing to the company.

      The following table represents fees for professional audit services rendered by KPMG LLP for the audit of the company’s annual financial statements for 2005 and 2004 and fees billed for other services rendered by KPMG LLP:

Types of Fees	2005	2004

Audit Fees	$2,277,017	$1,995,466
Audit-Related Fees	$225,000	$31,000
Tax Fees	$243,730	$280,753
All Other Fees	$30,000	$38,000

Total	$2,775,747	$2,345,219
      In the above table, “audit fees” consisted of fees for professional services for the audit of ProLogis’s consolidated financial statements included in Form 10-K and review of financial condensed statements included in Form 10-Qs, including all services required to comply with standards of the Public Company Accounting Oversight Board (United States), fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work), comfort letters, statutory audits, and review of documents filed with the SEC (fees for registration statements and comfort letters in 2005 were $235,150 and 2004 were $121,250); “audit-related fees” consisted of fees for assurance and related services that are traditionally performed by KPMG LLP, including employee benefit plan audits, attest services that are not required by statute or regulation, consultation services performed in 2004 related to compliance with the Sarbanes-Oxley Act of 2002, and other items reasonably related to the performance of the audit or review of our financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” include fees billed by KPMG LLP to ProLogis for any services not included in the foregoing categories.

RATIFICATION OF THE APPOINTMENT OF	Proposal 3
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG LLP has been approved by the audit committee of the board for reappointment as our independent registered public accounting firm. KPMG LLP was our independent registered public accounting firm for the year ended December 31, 2005. Subject to your approval, the audit committee has appointed KPMG LLP as our independent registered public accounting firm for the year 2006. In the event shareholders do not approve the appointment, the appointment will be reconsidered by the audit committee.
      KMPG LLP representatives are expected to attend the 2006 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
      The board unanimously recommends that the shareholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

ADDITIONAL INFORMATION

•	Shareholder Proposals for Inclusion in Next Year’s Proxy Statement
To be considered for inclusion in next year’s proxy statement, shareholder proposals must be received at our principal executive offices no later than the close of business on November 29, 2006. Proposals should be addressed to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, CO 80239.

•	Shareholder Nominations and Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting
For any shareholder nomination or proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2007 annual meeting, our bylaws permit such a presentation if (1) a shareholder’s notice of the proposal or nominee and any required supporting information is received by our secretary during the period from 90 to 120 days before the anniversary date of the previous year’s annual meeting, and (2) it meets the bylaws and SEC requirements for submittal. For consideration at the 2007 annual meeting, therefore, any shareholder nominee or proposals not submitted by the deadline for inclusion in the proxy must be received by us between January 20, 2007 and February 24, 2007. Notices of intention to present proposals at the 2007 annual meeting should be addressed to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, CO 80239.

•	Voting Securities
Common shareholders of record at the close of business on March 16, 2006, will be eligible to vote at the meeting on the basis of one vote for each share held. On such date there were 244,563,822 common shares outstanding. There is no right to cumulative voting and a majority of the outstanding shares represented in person or by proxy will constitute a quorum.

•	Vote Required for Approval
Assuming the presence of a quorum:

(1) trustees must be elected by the vote of a majority of all the votes cast by shareholders entitled to vote. For this purpose, a majority of the votes cast means that the number of common shares that are cast and are voted “for” the election of a trustee must exceed the number of common shares that are withheld from his or her election.

(2) the approval of the 2006 Long-Term Incentive Plan must be approved by the affirmative vote of a majority of the common shares voted at the meeting or by proxy, provided that the total votes cast represent at least a majority of the votes entitled to be cast.

(3) the ratification of the independent registered public accounting firm must be approved by the affirmative vote of a majority of the common shares voted at the meeting or by proxy.
      Abstentions and broker non-votes, if any, will have no effect on the outcome of the matters to be voted on at the meeting, except that if at least a majority of shares entitled to vote do not vote on Proposal 2, abstentions and broker non-votes will have the effect of a vote “against” the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is reached.

•	Manner for Voting Proxies
The shares represented by all valid proxies received by phone, by Internet, or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted (1) for the nominees for trustee named earlier in this proxy statement; (2) for approval of the amendment to the declaration of trust to eliminate the classified board; (3) for ratification of the appointment of our independent registered public accounting firm; and (4) as otherwise recommended by the board. The board knows of no other matters which may be presented to the meeting.

•	Solicitation of Proxies
Proxies may be solicited on behalf of the board by mail, telephone, other electronic means, or in person. Copies of proxy material and of the annual report may be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Proxies may be solicited by officers or employees of the company, none of whom will receive additional compensation. We have engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies from shareholders at a fee of approximately $10,000 plus reimbursement of reasonable out-of-pocket expenses.

•	Attendance at the Meeting
If you are a registered owner and plan to attend the meeting in person, just detach and retain the admission ticket attached to your proxy card. Beneficial owners whose ownership is registered under another party’s name and who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to Edward S. Nekritz, Secretary, ProLogis, 4545 Airport Way, Denver, CO 80239. Record owners and beneficial owners (including holders of valid proxies) who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting.

•	Electronic Access to Proxy Statement and Annual Report
This proxy statement and our 2005 annual report may be viewed online at http://ir.prologis.com. Shareholders can receive future annual reports and proxy statements electronically by registering at http://www.icsdelivery.com/pld. Once registered, you will be notified by e-mail when materials are available electronically for your review. You will also be given a website link to authorize your proxy via the Internet. If your shares are held through a bank, broker, or other holder of record, they can instruct you on selecting this option. You can notify us at any time if you want to resume mail delivery by calling our investor relations group at (800) 820-0181.

•	Annual Report
Our current annual report and annual report on Form 10-K, which include consolidated financial statements, are being mailed to shareholders concurrently with this proxy statement. We will provide additional complete copies of the annual report to requesting shareholders, free of charge. Just send your written request to ProLogis Investor Relations, 4545 Airport Way, Denver, CO 80239.

•	Delivery of Documents to Shareholders Sharing an Address
If you share an address with any of our other shareholders, your household might receive only one copy of the annual report and proxy statement. To request individual copies of the annual report and proxy statement for each shareholder in your household, please contact the Investor Relations Department, ProLogis, 4545 Airport Way, Denver, CO 80239 (telephone: 800-820-0181). We will deliver copies of the annual report and proxy statement promptly following your written or oral request. To ask that only one set of the documents be mailed to your household, please contact your broker.

•	Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our trustees, officers and certain beneficial owners to file reports of holdings and transactions in ProLogis shares with the SEC and the NYSE. Based on our records and other information we believe that in 2005 all of the above met all applicable SEC filing requirements.

•	Other Matters
We do not anticipate any other business being brought before the meeting. In addition to the scheduled items, however, the meeting may consider properly presented shareholder proposals and matters relating to the conduct of the meeting. As to any other business, it is intended that proxies will be voted in the discretion of the persons voting such proxies.
March 29, 2006
Denver, Colorado

APPENDIX A
2006 LONG-TERM INCENTIVE PLAN
SECTION 1
GENERAL
       1.1     Purpose. ProLogis, a Maryland real estate investment trust, has established the Plan to:
      (a) attract and retain employees and other persons providing services to ProLogis and the Related Companies;
      (b) attract and retain as Outside Trustees the highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of ProLogis depends;
      (c) motivate Participants, by means of appropriate incentives, to achieve long-range goals;
      (d) provide incentive compensation opportunities that are competitive with those of other corporations and real estate investment trusts; and
      (e) further identify Participants’ interests with those of ProLogis’s other shareholders through compensation that is based on the value of ProLogis’s common shares;
and thereby to promote the long-term financial interest of ProLogis and the Related Companies, including the growth in value of ProLogis’s equity and enhancement of long-term shareholder return.
      1.2     Defined Terms. The meaning of capitalized terms used in the Plan are set forth in Section 8.
      1.3     Participation. For purposes of the Plan, a “Participant” is any person to whom an Award is granted under the Plan. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals those persons who will be granted one or more Awards under the Plan and, subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to a Participant. Except as otherwise agreed by ProLogis and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by ProLogis or the Related Companies.
SECTION 2
OPTIONS
       2.1     Definitions.
      (a) The grant of an “Option” under the Plan entitles the Participant to purchase Shares at an Exercise Price fixed by the Committee at the time the Option is granted. Options granted under this Section 2 may be either Incentive Share Options or Non-Qualified Share Options, as determined in the discretion of the Committee. Options granted to Outside Trustees shall be Non-Qualified Share Options.
      (b) A grant of a “share appreciation right” or “SAR” entitles the Participant to receive, in cash or Shares (as determined in accordance with the terms of the Plan) value equal to the excess of: (a) the Fair Market Value of a specified number of Shares at the time of exercise; over (b) an Exercise Price established by the Committee at the time of grant.
      (c) An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the exercise price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a Share shall cancel the corresponding tandem SAR or Option right with respect to such share. If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same exercise price as the earlier granted Award, but in no event less than the Fair Market Value of a Share at the time of such grant.

      2.2     Eligibility. The Committee shall designate the Participants to whom Options or SARs are to be granted under this Section 2 and shall determine the number of Shares subject to each such Option or SAR and the other terms and conditions thereof, not inconsistent with the Plan. Without limiting the generality of the foregoing, the Committee may grant dividend equivalents (current or deferred) with respect to any Option or SAR granted under the Plan.
      2.3     Limits on Incentive Share Options. If the Committee grants Incentive Share Options, then to the extent that the aggregate fair market value of Shares with respect to which Incentive Share Options are exercisable for the first time by any individual during any calendar year (under all plans of ProLogis and all subsidiaries of ProLogis within the meaning of section 424(f) of the Code) exceeds $100,000, such Options shall be treated as Non-Qualified Share Options to the extent required by section 422 of the Code.
      2.4     Exercise Price. The “Exercise Price” of an Option or SAR shall be established by the Committee at the time the Option or SAR is granted; provided, however, that in no event shall such price be less than 100% of the Fair Market Value of a Share on such date (or, if greater, the par value of a Share on such date).
      2.5     Exercise/ Vesting. Except as otherwise expressly provided in the Plan, an Option or SAR granted under the Plan shall be exercisable in accordance with the following:
      (a) The terms and conditions relating to exercise and vesting of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise or the achievement of Share ownership objectives by the Participant. Notwithstanding the foregoing, in no event shall an Option or SAR granted to any employee become exercisable or vested prior to the first anniversary of the date on which it is granted (subject to acceleration of exercisability and vesting, to the extent permitted by the Committee, in the event of the Participant’s death, Disability, Retirement, Change in Control or involuntary termination).
      (b) No Option or SAR may be exercised by a Participant after the Expiration Date applicable to that Option or SAR.
      2.6     Payment of Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:
      (a) Subject to the following provisions of this subsection 2.6, the full Exercise Price of each Share purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise through the use of cash equivalents, payment may be made as soon as practicable after the exercise) and, as soon as practicable thereafter, a certificate representing the Shares so purchased shall be delivered to the person entitled thereto.
      (b) Subject to applicable law, the Exercise Price shall be payable in cash or cash equivalents, by tendering, by actual delivery or by attestation, Shares valued at Fair Market Value as of the day of exercise or by a combination thereof.
      2.7     Post-Exercise Limitations. The Committee, in its discretion, may impose such restrictions on Shares acquired pursuant to the exercise of an Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Share ownership by the Participant and such other factors as the Committee determines to be appropriate.
      2.8     No Repricing. Except for either adjustments pursuant to subsection 4.3 (relating to the adjustment of shares), or reductions of the Exercise Price approved by ProLogis’s shareholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to ProLogis as consideration for the grant of a replacement Option or SAR with a lower exercise price. In addition, no repricing of an Option or SAR shall be permitted without the approval of ProLogis’s shareholders if such approval is required under the rules of any stock exchange on which Shares are listed.
      2.9     Tandem Grants of Options and SARs. An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the exercise price of both the Option and SAR shall be the same, and the corresponding tandem SAR or Option shall cancel the corresponding tandem SAR or Option right with respect to such share.
      2.10     Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that unless determined otherwise by the Committee at the time of grant, the Expiration Date with respect to any Option or SAR shall not be later than the earliest to occur of:
      (a) the ten-year anniversary of the date on which the Option or SAR is granted;
      (b) if the Participant’s Termination Date occurs by reason of death, Disability or Retirement, the one-year anniversary of such Termination Date;
      (c) if the Participant’s Termination Date occurs for reasons other than Retirement, death, Disability or Cause, the three-month anniversary of such Termination Date; or
      (d) if the Participant’s Termination Date occurs for reasons of Cause, such Termination Date.
      In no event shall the Expiration Date of an Option or SAR be later than the ten-year anniversary of the date on which the Option or SAR is granted.
SECTION 3
FULL VALUE AWARDS AND CASH INCENTIVE AWARDS
       3.1     Definitions.
      (a) A “Full Value Award” is a grant of one or more Shares or a right to receive one or more Shares in the future, with such grant subject to one or more of the following, as determined by the Committee:

(i) The grant shall be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

(ii) The grant shall be contingent on the achievement of performance or other objectives during a specified period.

(iii) The grant shall be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives.

(iv) The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement.
      (b) A Cash Incentive Award is the grant of a right to receive a payment of cash (or in the discretion of the Committee, Shares having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.
      3.2     Special Vesting Rules. If an employee’s right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with ProLogis or the Related Companies, without achievement of performance targets or other performance objectives (whether or not related to performance measures) being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting shall be not less than three years (subject, to the extent provided by the Committee, to pro rated vesting over the course of such three-year period and to acceleration of vesting in the event of the Participant’s death, Disability, Retirement, Change in Control or involuntary termination). The foregoing requirements shall not apply to (a) grants made to newly eligible Participants to replace awards from a prior employer and (b) grants that are a form of payment of earned performance awards or other incentive compensation.

      3.3     Performance-Based Compensation. The Committee may designate a Full Value Award or Cash Incentive Award granted to any Participant as “Performance-Based Compensation” within the meaning of section 162(m) of the Code and regulations thereunder. To the extent required by section 162(m) of the Code, any Full Value Award or Cash Incentive Award so designated shall be conditioned on the achievement of one or more performance targets as determined by the Committee and the following additional requirements shall apply:
      (a) The performance targets established for the performance period established by the Committee shall be objective (as that term is described in regulations under section 162(m) of the Code), and shall be established in writing by the Committee not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance targets is substantially uncertain. The performance targets established by the Committee may be with respect to corporate performance, operating group or sub-group performance, individual company performance, other group or individual performance, or division performance, and shall be based on one or more of the Performance Criteria.
      (b) A Participant otherwise entitled to receive a Full Value Award or Cash Incentive Award for any performance period shall not receive a settlement or payment of the Award until the Committee has determined that the applicable performance target(s) have been attained. To the extent that the Committee exercises discretion in making the determination required by this subsection 3.3(b), such exercise of discretion may not result in an increase in the amount of the payment.
      (c) Except as otherwise provided by the Committee, if a Participant’s employment terminates because of death or Disability, or if a Change in Control occurs prior to the Participant’s Termination Date, the Participant’s Full Value Award or Cash Incentive Award shall become vested without regard to whether the Full Value Award or Cash Incentive Award would be Performance-Based Compensation.
Nothing in this Section 3 shall preclude the Committee from granting Full Value Awards or Cash Incentive Awards under the Plan or the Committee, ProLogis or any Related Company from granting any Cash Incentive Awards outside of the Plan that are not intended to be Performance-Based Compensation; provided, however, that, at the time of grant of Full Value Awards or Cash Incentive Awards by the Committee, the Committee shall designate whether such Awards are intended to constitute Performance-Based Compensation. To the extent that the provisions of this Section 3 reflect the requirements applicable to Performance-Based Compensation, such provisions shall not apply to the portion of the Award, if any, that is not intended to constitute Performance-Based Compensation.
SECTION 4
OPERATION AND ADMINISTRATION
       4.1     Effective Date, Approval Date and Effect on Prior Plans. The Plan will be effective as of the date it is adopted by the Board (the “Effective Date”); provided, however, that Awards granted under the Plan prior to the Approval Date will be contingent on approval of the Plan by ProLogis’s shareholders. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Shares awarded under it are outstanding and not fully vested; provided, however, that no new Awards shall be made under the Plan on or after the tenth anniversary of the date on which the Plan is adopted by the Board Upon the Approval Date, no further awards will be made under the Prior Plans. Any awards made under the Prior Plans prior to the Approval Date shall continue to be subject to the terms and conditions of the applicable Prior Plan. If the Approval Date does not occur, awards may continue to be made under the Prior Plans subject to the terms and conditions thereof.
      4.2     Shares and Other Amounts Subject to the Plan. The Shares for which Awards may be granted under the Plan shall be subject to the following:
      (a) The Shares with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by ProLogis as treasury shares, including shares purchased in the open market or in private transactions.
      (b) Subject to the provisions of subsection 4.3, the number of Shares which may be issued with respect to Awards under the Plan shall be equal to the sum of: (i) 5,750,000 Shares; (ii) any Shares available for issuance as of the Approval Date under the Prior Plans and (iii) any shares that are represented by awards granted under the Prior Plans that are forfeited, expired, canceled or settled for cash after the Approval Date without delivery of Shares or which result in the forfeiture of the Shares to the extent that such Shares would have been added back to the reserve under the terms of the applicable Prior Plan. Except as otherwise provided herein, any Shares subject to an Award which for any reason is forfeited, expires or is terminated without issuance of Shares (including Shares that are not issued because Shares are tendered pursuant to subsection 4.7 and Shares attributable to Awards that are settled in cash) shall again be available under the Plan. Shares issued by ProLogis in connection with awards that are assumed or substituted in connection with a merger, acquisition or other corporate transaction shall not be counted against the number of Shares that may be issued with respect to Awards under the Plan.
      (c) Except as expressly provided by the terms of this Plan, the issue by ProLogis of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Trust convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.
      (d) To the extent provided by the Committee, any Award may be settled in cash rather than in Shares.
      (e) Subject to the following provisions of this subsection 4.2, the maximum number of Shares that may be delivered to Participants and their Beneficiaries with respect to incentive share options under the Plan shall be 5,750,000; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to incentives stock options, such rules shall apply to the limit on Incentive Share Options granted under the Plan.
      (f) The maximum number of shares that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Section 2 (relating to Options and SARs) shall be 500,000 shares. For purposes of this subsection 4.2(f), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each Share shall be counted as covering but one Share for purposes of applying the limitations of this subsection 4.2(f).
      (g) For Full Value Awards that are intended to be Performance-Based Compensation, no more than 200,000 Shares may be delivered pursuant to such Awards granted to any one Participant during any one-calendar-year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this 4.2(g) that are intended to be Performance-Based Compensation shall be subject to the following:

(i) If the Awards are denominated in Shares but an equivalent amount of cash is delivered in lieu of delivery of Shares, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of Shares into cash.

(ii) If delivery of Shares or cash is deferred until after Shares have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the shares are earned shall be disregarded.
      (h) For Cash Incentive Value Awards that are intended to be Performance-Based Compensation, the maximum amount payable to any Participant with respect to any twelve-month performance period shall equal $10,000,000 (pro rated for performance periods that are greater or lesser than twelve months); provided that Awards described in this subsection 4.2(h) that are intended to be Performance-Based Compensation, shall be subject to the following:

(i) If the Awards are denominated in cash but an equivalent amount of Shares is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into Shares.

(ii) If delivery of Shares or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

      4.3     Adjustments to Shares. In the event of a corporate transaction involving ProLogis (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (a) adjustment of the number and kind of shares which may be delivered under the Plan (including adjustments to the number and kind of shares that may be granted to an individual during any specified time as described in subsection 4.2); (b) adjustment of the number and kind of shares subject to outstanding Awards; (c) adjustment of the Exercise Price of outstanding Options and SARs; and (d) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (i) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (ii) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of value of the Shares subject to the Option or SAR at the time of the transaction over the exercise price).
      4.4     Change in Control. In the event that (a) a Participant’s employment or service, as applicable, is terminated by ProLogis or the successor to ProLogis (or a Related Company which is his or her employer) for reasons other than Cause within 24 months following a Change in Control, or (b) the Plan is terminated by ProLogis or its successor following a Change in Control without provision for the continuation of outstanding Awards hereunder, all Options and related Awards which have not otherwise expired shall become immediately exercisable and all other Awards shall become fully vested. For purposes of this subsection 4.4, a Participant’s employment or service shall be deemed to be terminated by ProLogis or the successor to ProLogis (or a Related Company) if the Participant terminates employment or service after (I) a substantial adverse alteration in the nature of the Participant’s status or responsibilities from those in effect immediately prior to the Change in Control, or (II) a material reduction in the Participant’s annual base salary and target bonus, if any, or, in the case of a Participant who is an Outside Trustee, the Participant’s annual compensation, as in effect immediately prior to the Change in Control. If, upon a Change in Control, awards in other shares or securities are substituted for outstanding Awards pursuant to subsection 4.3, and immediately following the Change in Control the Participant becomes employed (if the Participant was an employee immediately prior to the Change in Control) or a trustee or board member (if the Participant was an Outside Trustee immediately prior to the Change in Control) of the entity into which ProLogis merged, or the purchaser of substantially all of the assets of ProLogis, or a successor to such entity or purchaser, the Participant shall not be treated as having terminated employment or service for purposes of this subsection 4.4 until such time as the Participant terminates employment or service with the merged entity or purchaser (or successor), as applicable.
      4.5     Limit on Distribution. Distribution of Shares or other amounts under the Plan shall be subject to the following:
      (a) Notwithstanding any other provision of the Plan, ProLogis shall have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.
      (b) In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.
      (c) To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
      4.6     Liability for Cash Payments. Subject to the provisions of this Section 4, each Related Company shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the service rendered for that Related Company by the Participant. Any disputes relating to liability of a Related Company for cash payments shall be resolved by the Committee.
      4.7     Withholding. All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of Shares which the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).
      4.8     Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this subsection 4.8, the Committee may permit Awards under the Plan to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. In no event shall an Incentive Share Option be transferable to the extent that such transferability would violate the requirements applicable to such option under section 422 of the Code.
      4.9     Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of ProLogis or the Related Company, as applicable, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.
      4.10     Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the applicable Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.
      4.11     Agreement With ProLogis or Related Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with ProLogis or the Related Company, as applicable (the “Agreement”), in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.
      4.12     Limitation of Implied Rights.
      (a) Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of ProLogis or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which ProLogis or any Related Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of ProLogis and any Related Company. Nothing contained in the Plan shall constitute a guarantee by ProLogis or any Related Company that the assets of such companies shall be sufficient to pay any benefits to any person.
      (b) The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any employee the right to be retained in the employ or service of ProLogis or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of ProLogis prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and Shares are registered in his name.
      4.13     Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
      4.14     Action by ProLogis or Related Company. Any action required or permitted to be taken by ProLogis or any Related Company shall be by resolution of its board of trustees or directors, as applicable, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board or (except to the extent prohibited by applicable law or the rules of any stock exchange) by a duly authorized officer of ProLogis.
      4.15     Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.
      4.16     Applicable Law. The provisions of the Plan shall be construed in accordance with the laws of the State of Maryland, without giving effect to choice of law principles.
      4.17     Foreign Employees. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which ProLogis or a Related Company operates or has employees.
SECTION 5
COMMITTEE
       5.1     Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the committee described in subsection 5.2 (the “Committee”) in accordance with this Section 5. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.
      5.2     Selection of Committee. So long as ProLogis is subject to Section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements. Any Award granted under the Plan which is intended to constitute Performance-Based Compensation (including Options and SARs) shall be granted by a Committee consisting solely of two or more “outside directors” within the meaning of section 162(m) of the Code and applicable regulations. Notwithstanding any other provision of the Plan to the contrary, with respect to any Awards to Outside Trustees, the Committee shall be the Board.
      5.3     Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:
      (a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select individuals who shall be Eligible Individuals and who, therefore are eligible to receive Awards under the Plan. The Committee shall have the authority to determine the time or times of receipt, to determine the types of Awards and the number of Shares covered by the Awards, to establish the terms, conditions, performance targets, restrictions, and other provisions of such Awards, to cancel or suspend Awards, and to accelerate the exercisability or vesting of any Award under circumstances designated by it at the time the Award is granted or thereafter. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective employee, the individual’s present and potential contribution to ProLogis’s or a Related Company’s success and such other factors as the Committee deems relevant.
      (b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.
      (c) Subject to the provisions of the Plan, the Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

      (d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.
      (e) Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted, is expressly stated in the Agreement reflecting the Award and is permitted by applicable law).
      Without limiting the generality of the foregoing, it is the intention of ProLogis that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to section 409A of the Code, the Plan and the Awards comply with the requirements of section 409A of the Code and that the Plan and Awards be administered in accordance with such requirements and the Committee shall have the authority to amend any outstanding Awards to conform to the requirements of section 409A.
      5.4     Delegation by Committee. Except to the extent prohibited by applicable law or the rules of any stock exchange or NASDAQ (if appropriate), the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
      5.5     Information to be Furnished to Committee. ProLogis and the Related Companies shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of ProLogis and the Related Companies as to an employee’s or Participant’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee consider desirable to carry out the terms of the Plan.
      5.6     Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall ProLogis or any Related Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a trustee, director or employee of ProLogis or Related Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by ProLogis against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.
SECTION 6
AMENDMENT AND TERMINATION
       The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected Beneficiary), adversely affect the rights of any Participant or Beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to subsection 4.3 shall not be subject to the foregoing limitations of this Section 6; and further provided that the provisions of subsection 2.8 (relating to Option and SAR repricing) cannot be amended unless the amendment is approved by ProLogis’s shareholders. It is the intention of ProLogis that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to section 409A of the Code, the Plan and the Awards comply with the requirements of section 409A of the Code and that the Board shall have the authority to amend the Plan as it deems necessary to conform to section 409A.

SECTION 7
DEFINED TERMS
       (a) “Agreement” has the meaning set forth in subsection 4.11.
      (b) “Approval Date” means the date on which the Plan is approved by ProLogis’s shareholders.
      (c) “Award” means any award described in Section 2 or 3 of the Plan.
      (d) “Beneficiary” means the person or persons the Participant designates to receive the balance of his or her benefits under the Plan in the event the Participant’s Termination Date occurs on account of death. Any designation of a Beneficiary shall be in writing, signed by the Participant and filed with the Committee prior to the Participant’s death. A Beneficiary designation shall be effective when filed with the Committee in accordance with the preceding sentence. If more than one Beneficiary has been designated, the balance of the Participant’s benefits under the Plan shall be distributed to each such Beneficiary per capita. In the absence of a Beneficiary designation or if no Beneficiary survives the Participant, the Beneficiary shall be the Participant’s estate.
      (e) “Board” means the Board of Trustees of ProLogis.
      (f) “Cause” shall mean (i) the willful and continued failure by the Participant to substantially perform his duties with ProLogis or any Related Company after written notification by ProLogis or the Related Company, (ii) the willful engaging by the Participant in conduct which is demonstrably injurious to ProLogis or any Related Company, monetarily or otherwise, or (iii) the engaging by the Participant in egregious misconduct involving serious moral turpitude, determined in the reasonable judgment of the Committee. For purposes hereof, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action was in the best interest of ProLogis or Related Company.
      (g) “Change in Control” means the first to occur of any of the following:

(i) the consummation of a transaction, approved by the shareholders of ProLogis, to merge ProLogis into or consolidate ProLogis with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of ProLogis, the surviving corporation or corporation directly or indirectly controlling ProLogis or the surviving corporation, as the case may be, is held by the same persons (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of ProLogis immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of ProLogis may be a new holder of such beneficial ownership; or

(ii) the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of ProLogis is acquired, other than from ProLogis, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar equity plan of ProLogis); or

(iii) at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by ProLogis’s shareholders, of each new trustee was approved by a vote of at least two-thirds of the trustees still in office at the time of such election or nomination who were trustees at the beginning of such period).
      (h) “Code” means the Internal Revenue Code of 1986, as amended.
      (i) “Committee” has the meaning set forth in subsection 5.1.
      (j) “Termination Date” means the date on which a Participant both ceases to be an employee of ProLogis and the Related Companies and ceases to perform material services for ProLogis and the Related Companies (whether as a trustee or otherwise), regardless of the reason for the cessation; provided that a “Termination

Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by ProLogis or the Related Company which was the recipient of the Participant’s services; and provided, further that, with respect to an Outside Trustee, “Termination Date” means date on which the Outside Trustee’s service as an Outside Trustee terminates for any reason.
      (k) “Disability” means, except as otherwise provided by the Committee, the Participant’s inability, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of his regular occupation, which condition is expected to be permanent; provided, however, that in the case of an Outside Trustee, “Disability” means an injury or illness which, as determined by the Committee, renders the Participant unable to serve as a trustee of ProLogis.
      (l) “Effective Date” has the meaning set forth in subsection 4.1.
      (m) “Eligible Individual” means any employee or trustee of ProLogis or a Related Company, including any member of the Board who is not an employee of ProLogis or a Related Company.
      (n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      (o) “Expiration Date” has the meaning set forth in subsection 2.10.
      (p) “Fair Market Value” of a Share means, as of any date, the value determined in accordance with the following rules:

(i) If the Shares are at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the average of the highest and lowest sales price per Share on such date on the principal exchange on which the Shares are then listed or admitted to trading or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported.

(ii) If the Shares are not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the average of the lowest reported bid price and highest reported asked price of the Shares on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Shares in such market.

(iii) If the Shares are not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined by the Committee in good faith.

(iv) For purposes of determining the Fair Market Value of Shares that are sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such Shares are sold.
      (q) “Full Value Award” has the meaning set forth in Section 3.1.
      (r) “Incentive Share Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422 of the Code.
      (s) “Non-Qualified Share Option” means an Option that is not intended to be an Incentive Share Option.
      (t) “Option” has the meaning set forth in subsection 2.1(a).
      (u) “Outside Trustee” means a trustee of ProLogis who is not an officer or employee of ProLogis or the Related Companies.
      (v) “Participant” shall have the meaning set forth in subsection 1.3.
      (w) “Performance-Based Compensation” shall have the meaning set forth in subsection 3.3.
      (x) “Performance Criteria” means performance targets based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items) or net earnings; (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return on total capital or return on invested capital), or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends); (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) share price or total shareholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xix) funds from operations (FFO) or funds available for distribution (FAD); (xx) economic value added (or an equivalent metric); (xxi) share price performance; (xxii) improvement in or attainment of expense levels or working capital levels; or (xxiii) any combination of, or a specified increase in, any of the foregoing. Where applicable, the performance targets may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of ProLogis, a Related Company, or a division or strategic business unit of ProLogis, or may be applied to the performance of ProLogis relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing performance targets shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to exclude impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring events and the cumulative effects of tax or accounting principles and identified in financial statements, notes to financial statements, management’s discussion and analysis or other SEC filings.
      (y) “Prior Plans” means ProLogis 1997 Long-Term Incentive Plan and ProLogis 2000 Share Option Plan for Outside Trustees.
      (z) “Related Company” means any corporation, partnership, joint venture or other entity during any period in which a controlling interest in such entity is owned, directly or indirectly, by ProLogis (or by any entity that is a successor to ProLogis), and any other business venture designated by the Committee in which ProLogis (or any entity that is a successor to ProLogis) has, directly or indirectly, a significant interest (whether through the ownership of securities or otherwise), as determined in the discretion of the Committee.
      (aa) “Retirement” means, with respect to any Participant, the occurrence of a Participant’s Termination Date after the Participant has attained at least age 60 and provided at least five years of service to ProLogis or the Related Companies; provided, however, that with respect to any Award granted to a Participant who is an Outside Trustee, “Retirement” shall mean the Termination Date after attaining at least age 60 and providing at least five years of service as a trustee to ProLogis.
      (bb) “SAR” or “Share Appreciation Right” has the meaning set forth in subsection 2.1(b).
      (cc) “Shares” means common shares of beneficial interest of ProLogis.

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Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions. Please see the reverse side of this card for specific voting cutoff information.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ProLogis, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Do not return your Proxy Card if you are authorizing your proxy by Telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PRLG01	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROLOGIS

1.	Election of Trustees:

	Election of the following persons as Trustees				For	Withhold	For All
	Nominees:				All	All	Except
	01)	K. Dane Brooksher	07)	Nelson C. Rising
	02)	Stephen L. Feinberg	08)	Jeffrey H. Schwartz	☐	☐	☐
	03)	George L. Fotiades	09)	D. Michael Steuert
	04)	Christine N. Garvey	10)	J. André Teixeira
	05)	Donald P. Jacobs	11)	William D. Zollars
	06)	Walter C. Rakowich	12)	Andrea M. Zulberti

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

		For	Against	Abstain

2.	Approval and adoption of the 2006 Long-Term Incentive Plan.	☐	☐	☐

3.	Ratify the appointment of the independent registered public accounting firm for 2006.	☐	☐	☐

4.	To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

		Yes	No
HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. If shares are held jointly, each joint tenant should sign. If signing as attorney, executor, administrator, trustee or guardian or as officer of a corporation or other entity, please give full title or capacity in which you are signing.

Signature (PLEASE SIGN WITHIN BOX)	Date

Signature (Joint Owners)	Date

Annual Meeting of Shareholders

ADMISSION TICKET
Friday, May 26, 2006
10:30 a.m. (Mountain Time)
ProLogis
4545 Airport Way
Denver, CO 80239

Please present this ticket for admittance.

CONSENT TO OBTAIN FUTURE SHAREHOLDER-RELATED MATERIALS
ELECTRONICALLY INSTEAD OF BY MAIL

You now have the option to receive future shareholder communications (annual reports, proxy statements, etc.) electronically via the Internet instead of printed materials through the mail. This service is being provided to you as a convenience while representing a cost savings for ProLogis.

If you elect this option, you will be notified by email when materials are available electronically for your review. In the case of proxy materials, you will be provided a link to a designated web site with instructions on how to give your proxy via the Internet.

You can register for this program by giving your proxy through www.proxyvote.com or by going to www.investordelivery.com and following the instructions provided. To withdraw your participation in the program or to receive printed copies of any of the company’s materials, please contact ProLogis Investor Relations at 1-800-820-0181 or via email at ir@prologis.com.

PROXY

PROLOGIS

THE PROXY IS SOLICITED BY AND ON BEHALF OF
THE BOARD OF TRUSTEES

2006 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints each of Jeffrey H. Schwartz, Walter C. Rakowich and Edward S. Nekritz, as proxies for the undersigned with full power of substitution in each of them, to represent the undersigned at the annual meeting of shareholders to be held on May 26, 2006, and at any and all adjournments or postponements thereof with all powers possessed by the undersigned if personally present at the meeting, and to cast at such meeting all votes that the undersigned is entitled to cast at such meeting in accordance with the instructions indicated on the reverse side of this card; if no instructions are indicated, the shares represented by this proxy will be voted FOR the election of the listed nominees for Trustee, FOR the approval and adoption of the 2006 Long-Term Incentive Plan and FOR the ratification of the appointment of the independent registered public accounting firm for 2006.

     The instruction and proxy card is also solicited by ProLogis for persons who participate in the Burlington Northern ESPP. The cutoff for phone and Internet voting for participants in this Plan is 11:59 pm EDT on May 24, 2006.

     The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying the Notice, together with this Proxy.

Please sign, date and return this proxy card promptly using the enclosed postage-paid envelope whether or not you plan to attend the meeting. You are encouraged to specify your choice by marking the appropriate boxes —SEE REVERSE SIDE— but you need not mark any boxes if you wish to vote in accordance with the Board of Trustees’ recommendations. The proxies cannot vote the shares unless you sign and return this card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE